Exhibit 10.2

LEASE AGREEMENT

by and between

INTERCONTINENTAL FUND III 830 WINTER STREET, LLC,

as Landlord

and

IMMUNOGEN, INC.,

as Tenant

With respect to the property known as

830 Winter Street,

Waltham, Massachusetts 02451

Dated as of

July 27, 2007

	10.1	LANDLORD’S WORK	19

	10.2	TENANT’S WORK	20

	10.3	QUALITY AND PERFORMANCE OF WORK	21

	10.4	CONSTRUCTION ALLOWANCE	21

	10.5	CONVERSION OF CONSTRUCTION ALLOWANCE	22

	10.6	INTENTIONALLY DELETED	23

	10.7	MANAGEMENT FEE	23

	10.8	COMPLETION OF TENANT’S WORK	23

11.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS BY TENANT		23

	11.1	ALTERATIONS BY TENANT	23

	11.2	ADDITIONAL COVENANTS REGARDING ALTERATIONS	24

	11.3	REMOVAL OF ALTERATIONS	24

12.	TENANT MAINTENANCE AND REPAIR		24

13.	LANDLORD MAINTENANCE AND REPAIR		25

14.	ASSIGNMENT AND SUBLETTING		25

	14.1	PROPOSED SUBTENANTS AND ASSIGNEES	25

	14.2	ADVERTISING	26

	14.3	RIGHT TO SHARE PROFITS	26

	14.4	RIGHT TO RECAPTURE	26

	14.5	TENANT’S ASSIGNMENT/SUBLET NOTICE	27

	14.6	LEGAL AND ADMINISTRATIVE COSTS	28

	14.7	ASSIGNMENT AND SUBLETTING TO A BIOTECH AFFILIATED ENTITY	28

15.	ACCEPTANCE OF RENT; NEW DIRECTORY NAME		28

	15.1	ACCEPTANCE OF RENT AND/OR NEW DIRECTORY NAME	28

	15.2	RIGHT TO REMOVE NEW DIRECTORY NAME	28

16.	EMINENT DOMAIN		29

	16.1	TERMINATION UPON TAKING OF WHOLE	29

	16.2	TERMINATION UPON PARTIAL TAKING	29

	16.3	RESTORATION OR TERMINATION UPON PARTIAL TAKING	29

	16.4	APPORTIONMENT OF AWARD	29

	16.5	APPORTIONMENT OF RENT	29

	16.6	DUTY TO ARBITRATE	29

17.	FIRE OR OTHER CASUALTY		30

18.	INSURANCE; WAIVER OF SUBROGATION		31

	18.1	TENANT’S INSURANCE	31

	18.2	INSURANCE DURING CONSTRUCTION	32

	18.3	WAIVER OF SUBROGATION	32

	18.4	LANDLORD’S INSURANCE	33

19.	INSPECTION; ACCESS; CHANGES IN BUILDING FACILITIES		33

20.	DEFAULT		34

21.	LANDLORD’S RIGHTS AND REMEDIES		34

	21.1	LANDLORD’S REMEDIES	34

	21.2	INJUNCTION	35

	21.3	WAIVER OF REDEMPTION	36

	21.4	NOT EXCLUSIVE RIGHT	36

	21.5	EXPENSES	36

22.	LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT		36

23.	ESTOPPELS		36

	23.1	TENANT ESTOPPEL CERTIFICATE	36

	23.2	LANDLORD ESTOPPEL CERTIFICATE	36

24.	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT		37

25.	CONDOMINIUM CONVERSION CONTINGENCY		37

26.	FINANCIAL STATEMENTS		38

27.	HOLDING OVER		38

28.	YIELD UP		38

	28.1	COVENANT	38

	28.2	TENANT’S REMOVAL OBLIGATION	39

	28.3	CERTAIN RIGHTS OF LANDLORD	40

29.	PERSONAL PROPERTY TAXES		40

30.	BROKERS		40

31.	NOTICES		41

32.	MISCELLANEOUS		41

	32.1	AUTHORITY	41

	32.2	SUCCESSORS AND ASSIGNS	41

	32.3	WAIVERS	42

	32.4	WAIVER OF TRIAL BY JURY	42

	32.5	LIMITATION OF LANDLORD’S LIABILITIES	42

	32.6	TIME OF THE ESSENCE	42

	32.7	SEVERABILITY	42

	32.8	HEADINGS AND TERMS	42

	32.9	LEASE NOT BINDING UNTIL EXECUTED AND DELIVERED	42

	32.10	COUNTERPARTS	42

	32.11	AMENDMENT AND MODIFICATION	43

	32.12	GOVERNING LAW	43

	32.13	CROSS-DEFAULT	43

33.	PARKING		43

34.	SIGNAGE		43

35.	RIGHT OF FIRST OFFER		43

36.	EXTENSION OPTION		44

37.	FAIR MARKET RENTAL		45

	37.1	FAIR MARKET RENTAL	45

	37.2	FAIR MARKET RENTAL DURING ANY EXTENSION TERM	45

	37.3	ARBITRATION	45

38.	ANCILLARY SPACE		46

39.	BUILDING RULES AND REGULATIONS		47

40.	LANDLORD REPRESENTATION		48

41.	EXHIBITS AND ADDENDA		48

	EXHIBIT “A” LEGAL DESCRIPTION		A-1

	EXHIBIT “B” PREMISES		B-1

	EXHIBIT “C” FIXED RENT		C-1

	EXHIBIT “D” PROVISIONS REGARDING ADDITIONAL RENT		D-1

	EXHIBIT “E” FORM OF COMMENCEMENT DATE CERTIFICATE		E-1

	EXHIBIT “F” BUILDING RULES AND REGULATIONS		F-1

	EXHIBIT “G” FORM OF TENANT ESTOPPEL CERTIFICATE		G-1

	EXHIBIT “H” FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT		H-1

	EXHIBIT “I” DRAFT LETTER OF CREDIT		I-1

	EXHIBIT “J” BASE BUILDING SPECIFICATIONS		J-1

	EXHIBIT “K” TENANT DESIGN MANUAL		K-1

	EXHIBIT “L” TENANT PLANS		L-1

	EXHIBIT “M” PERMITTED HAZARDOUS MATERIALS AND PROTOCOL		M-1

	EXHIBIT “N” INTENTIONALLY DELETED		N-1

	EXHIBIT “O” TENANT’S CORPORATE LOGO		O-1

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into as of this 27th day of July 2007 by and between Intercontinental Fund III 830 Winter Street, LLC, a Massachusetts limited liability company (“Landlord”), and ImmunoGen, Inc., a Massachusetts corporation (“Tenant”).

Intending to be legally bound, Landlord and Tenant agree as set forth below.

1.                         PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and subject to and with the benefit of the terms, covenants, conditions, agreements and provisions hereof, part of the Basement, First, Second and Third Floors (the “Premises”), as shown on Exhibit “B” attached hereto and made part of hereof, in the building (the “Building”) erected on the land located at 830 Winter Street, Waltham, Massachusetts 02451 (the “Land”), and as more particularly described in Exhibit “A” attached hereto and made a part hereof. For purposes of this Lease, the property (the “Property”) shall mean the Land and all of the buildings now or hereafter located thereon. Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, the elevators, escalators, stairways, walkways, driveways and access roads necessary for access to the Premises and the parking areas, loading areas, trash enclosures, pedestrian sidewalks, landscaped areas, recreation areas and other areas and facilities, if any, which are located on the Land and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building or improvements on the Land (the “Common Areas”). For purposes of this Lease, Tenant’s proportionate share (“Tenant’s Proportionate Share”) shall be calculated by dividing the total rentable area of the Premises (88,930 rentable square feet) by the total rentable area of the Building (182,106 rentable square feet). Landlord and Tenant acknowledge and accept the rentable square feet as set forth herein and neither Landlord nor Tenant shall have the right to demand remeasurement or recalculation of the rentable square feet with respect to the Premises or the Building. It is hereby agreed that as of the Lease Commencement Date (as hereinafter defined), Tenant’s Proportionate Share shall be equal to 48.83%.

2.                         LEASE TERM. The lease term (the “Lease Term”) shall commence after (a) the mutual execution and delivery of this Lease, and (b) the delivery by Tenant to Landlord (as beneficiary) of a standby letter of credit (“Letter of Credit”), a draft of which is attached hereto as Exhibit “I”, in form and content satisfactory to Landlord in the amount of $3,823,990.00 (the “Lease Commencement Date”) and shall continue for a period of twelve (12) years after the Rent Commencement Date (as hereinafter defined) unless extended or terminated as provided in this Lease (the “Expiration Date”). After the Rent Commencement Date, Tenant shall, within ten (10) Business Days (as hereinafter defined) of receipt thereof, execute a Commencement Date Certificate substantially similar to the form attached hereto as Exhibit “E” confirming the Lease Commencement Date, the Rent Commencement Date and the Expiration Date. Landlord shall not be in breach of this Lease nor be liable to Tenant for delay in delivery of possession of the Premises to Tenant resulting from delay in completing construction of or alterations to the Premises which Landlord has agreed to perform under this Lease or by reason of matters beyond Landlord’s reasonable control, except as otherwise set forth in this Lease. If Landlord cannot deliver possession of the Premises on the Lease Commencement Date, Landlord may delay the Lease Commencement Date until the date on which Landlord can deliver possession of the Premises and shall provide Tenant with written notice of any delayed Lease Commencement Date. The date set forth in such notice as the delayed Lease Commencement Date shall be deemed the Lease Commencement Date, and the Rent Commencement Date and Expiration Date of this Lease shall be correspondingly extended by the period of delay. At the request of Landlord, Tenant shall countersign Landlord’s notice to confirm the delayed Lease Commencement Date as the Lease Commencement Date; provided, however, that Tenant’s failure to countersign such notice shall not impair Landlord’s designation of the new Lease

Commencement Date. Tenant shall not have any right to enter the Premises prior to the Lease Commencement Date.

3.                         RENT.

3.1                    Fixed Rent and Additional Rent. Tenant shall pay fixed rent (“Fixed Rent”) beginning on the later of (a) the date that is ten (10) months after the Lease Commencement Date, or (b) the date that Tenant receives a Certificate of Occupancy for the entire Premises from the City of Waltham, but in no event later than May 1, 2008, subject, however, to any delayed Lease Commencement Date (as contemplated in Section 2) or any Landlord Delay (as hereinafter defined) (the “Rent Commencement Date”) in monthly installments each equal to one-twelfth (1/12) of the annual Fixed Rent (the “Annual Fixed Rent”), as set forth on Exhibit “C” attached hereto and made a part hereof, without prior notice or demand, and without any setoff or deduction whatsoever (except as otherwise set forth in this Lease), in advance, on the first day of each month at such place as Landlord may direct. In addition to Fixed Rent, and as more fully set forth below, Tenant shall pay to Landlord additional rent (“Additional Rent”). All amounts payable by Tenant to Landlord under this Lease other than Fixed Rent shall constitute Additional Rent and shall be paid without any setoff or deduction whatsoever as provided herein (except as otherwise set forth in this Lease). “Rent” shall mean Fixed Rent and Additional Rent. If the Lease Term shall commence or expire on other than the first or last day, as applicable, of a calendar month, such monthly installment of Fixed Rent and Additional Rent (if any), shall be prorated for each calendar day of such partial month.

3.2                    Late Payment. If any portion of Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be due and unpaid for more than seven (7) days after its due date, it shall bear interest at a rate equal to the lesser of (i) ten percent (10%) per annum and (ii) the maximum legal rate permitted by law (the “Default Rate”) from the due date until the date of payment thereof by Tenant. In addition Tenant shall pay a late charge equal to four percent (4%) of the late payment. If any payment tendered by Tenant shall fail collection on presentment, Tenant shall reimburse Landlord for all charges imposed by Landlord’s bank on account thereof and pay to Landlord a bad check fee equal to the lesser of (a) $100.00 and (b) the maximum charge permitted by law. In no event shall Landlord be deemed to contract for or receive charges by way of interest or otherwise in excess of those permitted by law and any sum paid in excess of that permitted shall be refunded or credited to Tenant.

4.                         REAL ESTATE TAXES.

4.1                    Tax Year and Taxes. “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Lease Term, and “Taxes” shall mean (a) all ad valorem real estate taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Lease Term, imposed or levied upon or assessed against (i) the Premises or any portion thereof, or (ii) the Land (including Common Areas), and (b) Landlord’s reasonable expenses of any proceeding to contest, determine or reduce any of the foregoing items included in Taxes, but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes (x) all Taxes assessed on buildings located on any portion of the Land other than the Building, and (y) all income, estate, succession, inheritance, franchise and transfer taxes of Landlord; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall (i)

in whole or in part be substituted for such ad valorem tax or (ii) be imposed solely on or with respect to real property or the income generated thereby, and, in either case, be levied against, or be payable by, Landlord with respect to the Premises or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article, but only to the extent that the same would be payable if the Property were the only property of Landlord.

4.2                    Payment of Taxes. Beginning on the Rent Commencement Date, Tenant shall pay to Landlord for each Tax Year, as Additional Rent, an amount equal to Tenant’s Proportionate Share of the Taxes. Such amount shall be apportioned (a) to account for any adjustment in Tenant’s Proportionate Share during any Tax Year, and (b) for any partial Tax Year that falls in any portion of the Lease Term. Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the term of this Lease, in the fashion herein provided for the payment of Fixed Rent. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall provide copies of such bills to Tenant along with Landlord’s allocation of the Taxes and Landlord’s computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall within thirty (30) days after Landlord’s delivery to Tenant of such bills refund such overpayment to Tenant (less any amount then owed to Landlord by Tenant under this Lease, in which case Landlord promptly shall notify Tenant of such offset ); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such refund or payment for any period within the Lease Term shall survive expiration of the Lease Term. Except for the foregoing reconciliation on account of Taxes for Tenant’s estimated payments, Tenant shall not be liable to Landlord to pay any Taxes first billed to Tenant by Landlord more than one year after the end of the fiscal year in which Landlord received a final bill therefor.

4.3                    Refund Sharing. If Landlord shall receive any refund or reimbursement of Taxes of which Tenant paid a share under this Lease, then out of any balance remaining thereof after deducting Landlord’s reasonable expenses in obtaining such refund or reimbursement not previously included in such Taxes as provided above, Landlord shall pay to Tenant, a portion of such refund or reimbursement or sum in lieu thereof (apportioned if such refund or reimbursement is for a Tax Year a portion of which falls outside the applicable Lease Term) that bears the same proportion to the entire refund or reimbursement as the portion of Taxes (as to which the refund or reimbursement was obtained) paid by Tenant bears to the entire amount of such Taxes.

4.4                    Abatement Initiated by Tenant. Tenant may from time to time (but not more frequently than once a year) request that a real estate tax abatement be sought on the tax parcel(s) on which the Premises and the Land are located, whereupon Landlord shall either (a) prosecute a contest of the tax and assessment basis of such tax parcel(s) and the taxes and assessment levied thereon, or (b) permit Tenant to contest on behalf of Landlord the tax and assessment basis of the tax parcel(s) on which the Premises and the Land are located and the taxes and assessments levied thereon. In the event Landlord makes the election described in clause (b) above and Tenant performs such contest, then Tenant (i) shall pay all costs and expenses in connection therewith, (ii) shall keep Landlord informed about the status of such contest, and (iii) shall indemnify and hold Landlord harmless from any and all costs, claims and liabilities relating thereto, provided that if Tenant is successful in obtaining a real estate tax abatement, Tenant shall be entitled to reimbursement from the abatement proceeds of its reasonable costs and expenses in connection with obtaining such abatement. Tenant shall not settle any tax abatement proceeding without the prior consent of Landlord, which shall not be unreasonably withheld or delayed. Furthermore, Tenant shall post with the applicable governmental authority any and all necessary bonds or deposits or similar security required by such authority so that Landlord’s interests shall not be jeopardized by reason of such contest by Tenant. Notwithstanding the foregoing, Landlord may refuse to permit or undertake any contest requested by Tenant as provided in this Section, so long as Landlord has a reasonable basis for doing so and promptly notifies Tenant thereof. Without limiting the generality of the foregoing: (x) the filing of a subdivision plan or the request for zoning relief or approvals, whether site plan approval, special permit or otherwise, shall be a reasonable basis for Landlord to refuse to permit or undertake any such contest; and (y) at any time when an Event of Default has occurred and remains outstanding, Landlord may refuse to permit or undertake any contest requested by Tenant or may require Tenant to terminate any contest then underway, and in such event, Tenant agrees to terminate any such ongoing contest.

5.                         OPERATING EXPENSES.

5.1                    Payment of Operating Expenses; Definitions. Beginning on the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Operating Expenses (as hereinafter defined) in accordance with Section 5. The amounts due from Tenant under Section 5 are collectively referred to as “Tenant’s Proportionate Share of Operating Expenses”. Payments by Tenant on account of Tenant’s Proportionate Share of Operating Expenses shall be made monthly at the time and in the fashion herein provided for the payment of Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to aggregate a sum equal to Tenant’s Proportionate Share of Operating Expenses for each calendar year. Operating Expenses for any partial calendar year at the beginning or end of the Lease Term shall be prorated.

5.2                    Certain Definitions.

(a)                      “Building Operating Expenses” means, without duplicating any cost included in Land Operating Expenses (as hereinafter defined), to the extent not borne directly by Tenant under this Lease, Landlord’s cost of operating and maintaining the Building, which shall include, without limitation: the cost of premiums for all insurance carried by Landlord on the Building, or in connection with the use and occupancy thereof, including but not limited to all risk, general liability, excess liability, rent loss (including extended rent loss coverage), boiler and equipment, flood and earthquake; the reasonable amount of any deductible from any insurance claim of Landlord (but only in the event of an actual claim paid and settled); commercially reasonable compensation, fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons directly engaged in managing the Building; the cost of steam, water, sewer, gas, oil and electricity, and other utility charges, excluding such utility charges separately chargeable to tenants, whether for additional or special services or otherwise; the cost of security and fire protection services, if any; the cost of property level accounting; costs of compliance with any Legal Requirements (as hereinafter defined) enacted after the Lease Commencement Date applicable to improvements to the Building, provided, however, that any such cost that constitutes a capital expenditure shall be subject to the amortization requirements applicable to Ordinary Capital Improvements (as hereinafter defined); and other commercially reasonable expenses paid in connection with the Building and not related to operation, cleaning, maintenance or repair thereof that are the obligation of Tenant under this Lease.

(b)                     “Land Operating Expenses” means, without duplicating any cost included in Building Operating Expenses, Landlord’s cost of operating and maintaining the Land, which shall include, without limitation: premiums for all general liability and excess liability insurance carried by Landlord on the Land; operational, maintenance and repair costs of easements benefiting the Land (including the cost of operation, maintenance and repair of any water loop providing fire protection to the Premises); costs of compliance with any Legal Requirements enacted after the Lease Commencement

Date applicable to improvements on the Land other than buildings (including the Building), provided, however, that any such cost that constitutes a capital expenditure shall be subject to the amortization requirements applicable to Ordinary Capital Improvements; the reasonable amount deductible from any insurance claim of Landlord (but only in the event of an actual claim paid and settled); commercially reasonable compensation, fringe benefits, worker’s compensation, insurance premiums and payroll taxes paid to, for or with respect to all persons directly engaged in operating or maintaining the Land; the cost of landscaping; the cost of maintenance; water, electricity, and other utility charges, excluding such utility charges separately chargeable to tenants, whether for additional or special services or otherwise; the cost of maintenance, repairs and replacements (other than repairs and replacements reasonably collectible from contractors under guarantees); the cost of snow, ice and sand removal; payments under service contracts with independent contractors; the cost of any Ordinary Capital Improvements, provided that the cost of any such Ordinary Capital Improvements shall be amortized over the customary useful life of the improvement in question, together with interest on the unamortized balance at a rate of ten percent (10%) per annum (the “Interest Rate”); and other commercially reasonable expenses paid in connection with operation or maintenance of the Land.

(c)                      “Ordinary Capital Improvement” means any improvement which (i) is required to be made in order to cause the Building or the Land to comply with any Legal Requirements enacted after the Lease Commencement Date, or (ii) is a replacement or repair of existing improvements, structures, systems or equipment necessary to keep the Common Areas in good repair and working order, taking into account the intended life of the relevant improvement, structure, system or equipment.

(d)                     The Building Operating Expenses and the Land Operating Expenses are collectively referred to herein as the “Operating Expenses”.

(e)                      Notwithstanding the foregoing, Operating Expenses:

(i)                         shall not include any expense of further development of the Land, without limitation, any costs of site work, demolition, constructing additions to any existing buildings on the Property (including the Building), or new buildings on the Property, or otherwise further developing or redeveloping the Property;

(ii)                      shall not include any of the items specified in Exhibit “D”; and

(iii)                   shall be subject to the limitations specified in Exhibit “D”.

(f)                        With regard to any Operating Expenses that are incurred in connection with any Building service or system that is dedicated solely to servicing either (i) exclusively the laboratory uses in the Premises, or (ii) the laboratory uses in the Premises collectively with other laboratory uses being conducted within the Building (“Lab Dedicated Expenses”), such Lab Dedicated Expenses shall be equitably shared among all laboratory space tenants in the Building benefiting from such service, with respective shares of the Lab Dedicated Expenses being either (i) shared proportionally, based on the square footage served thereby, if applicable (such as wherever usage is not reasonably measurable by metering or other such measurement method), or (ii) separately metered (any such metering to be at Landlord’s sole cost and expense) for the various lab spaces being served thereby, but in any case equitably allocated by Landlord to account for consumption or use of such service or system resource.

5.3                    Estimated Payments. Annually, Landlord shall render to Tenant a certified statement (such certification to include that the statement is (a) accurate and complete and (b) prepared in accordance with the terms, covenants, conditions, agreements and provisions of this Lease) in reasonable detail showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses and Tenant’s Proportionate Share of Operating Expenses and prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied. The Landlord shall use diligent efforts to deliver the statement not later than ninety (90) days after the end of each calendar year or fraction thereof at the beginning or at the end of the Lease Term. Said statement to be rendered to Tenant also shall show for the preceding calendar year or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by Tenant. If at the time such statement is rendered it is determined with respect to any calendar year that Tenant has paid (i) less than Tenant’s Proportionate Share of Operating Expenses or (ii) more than Tenant’s Proportionate Share of Operating Expenses, then, in the case of (i) Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of (ii) Landlord shall refund such overpayment to Tenant within thirty (30) days (less any amount then owed to Landlord by Tenant under this Lease, in which case Landlord promptly shall notify Tenant of such offset). The obligation to make such payment or refund for any partial calendar year at the end of the Lease Term shall survive the Lease Term. In no event shall Tenant be obligated to make any payment with respect to any Operating Expense first billed to Tenant more than twelve (12) months after the end of the calendar year in which the Operating Expense was incurred.

5.4                    Tenant’s Right to Review. Tenant shall have the right to examine, copy and audit Landlord’s books and records relating to Operating Expenses and the allocation of expenses made by Landlord establishing Tenant’s Proportionate Share of Operating Expenses for any calendar year for a period of twelve (12) months following the date that Tenant receives the statement of Operating Expenses and Tenant’s Proportionate Share of Operating Expenses for such year from Landlord. Tenant shall give Landlord not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place in the Greater Boston Area at a site mutually agreeable to Landlord and Tenant. All costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the actual Operating Expenses or the amount allocated to Tenant’s Proportionate Share of Operating Expenses for the year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If, pursuant to such examination and audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such calendar year, Landlord shall promptly refund such overpayment. If the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit as well as Landlord’s commercially reasonable out-of-pocket costs in connection with such examination and audit. The obligation to make such payment or refund for any period within the Lease Term shall survive expiration of the Lease Term. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any calendar year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses and Tenant’s Proportionate Share of Operating Expenses with respect to that particular calendar year.

6.                         UTILITIES AND OTHER SERVICES.

6.1                    Utilities. Tenant shall pay, or cause to be paid, directly to the proper authorities charged with the collection thereof, all charges for any utilities or services directly metered to Tenant used or consumed in the Premises. For those utilities not directly metered to Tenant, to the extent feasible, Landlord shall either (at Landlord’s sole cost and expense) sub-meter such utility or determine Tenant’s charge for the cost of such utility based on Tenant’s Proportionate Share of such utility, and shall charge Tenant a utility charge for such service, which such charge shall specifically not be included in the

Operating Expenses. At the start of the Lease Term, (a) electric service will be provided/charged to Tenant through sub-meters installed by Landlord at Landlord’s expense; and (b) natural gas service and hot and cold water supply will be provided/charged to Tenant based on Tenant’s Proportionate Share of such utility as provided above. For all utility charges Landlord will provide a full accounting of utility charges for the whole Building service and any of the allocated or sub-metered services under the whole Building service. Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption, suspension or stoppage of an Essential Service (as hereinafter defined) shall occur, except any of the same caused by the negligence or intentional acts of Tenant or Tenant’s employees, contractors, agents or invitees, or any person claiming by, through or under Tenant, or due to any Event of Casualty as provided for in Section 17 (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or intentional acts of Landlord or Landlord’s employees, contractors, agents or representatives, and (iii) such Service Interruption continues for more than five (5) consecutive Business Days (as hereinafter defined) after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal business operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Fixed Rent and Additional Rent for each day during which such Service Interruption continues after such five (5) consecutive Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Fixed Rent and Additional Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal business operations or ability to use the Premises. For purposes hereof, the term “Essential Service” shall mean each of the following services: access to the Premises, electric service, natural gas service, hot and cold water supply, sewer / septic service, and HVAC service (to the extent controlled by Landlord).

6.2                    Water. Landlord shall provide water for fire protection purposes to the Premises during the Lease Term by means of the existing fire loop system and City of Waltham hydrants located at the Property, as the same may be improved or replaced from time to time. Landlord shall provide domestic hot and cold water for the conduct of Tenant’s business, utilizing the existing domestic water booster pumps, so that water pressure of between 80 – 100 pounds per square inch is delivered to the Premises.

6.3                    Business Days and Business Hours. “Business Days” means Monday through Friday, excluding Saturdays, Sundays and federal or state legal holidays. “Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days, and 9:00 a.m. to 1:00 p.m. on Saturdays.

6.4                    Security. Landlord shall provide on-site security services to the Building on a 24 hours per day, 7 days per week, 52 weeks per year basis. Tenant shall have access to the Premises and the parking facilities on a 24 hours per day, 7 days per week, 52 weeks per year basis, with after-hours access provided via an electronic card access system.

6.5                    Cafeteria. Landlord shall provide services to the existing cafeteria located in the Common Areas of the Building (the “Cafeteria”) (whether operated by Landlord or by an independent contractor) for use by Tenant and other tenants and occupants in the Building; provided, however, that if Landlord’s (or such contractor as Landlord may employ) commercially reasonable operation of the Cafeteria is sufficiently proven to Tenant to not be economically viable (i.e., incapable of operating other than at a net loss), as may be confirmed by Tenant’s reasonable review of Landlord’s books and operating records relating to the Cafeteria, at Tenant’s election, then Landlord shall allow Tenant to either (i) elect to pay to the Cafeteria operator, on a monthly basis, its pro rata share (based on a fraction, the numerator of which would be the number of Tenant’s employees, and the denominator of which would be the total number of employees of tenants in the Building that have elected to participate in use of the Cafeteria (the

“Cafeteria Pro Rata Share”)) of the amount of money required each month to permit the Cafeteria operator’s operation to break even; or (ii) elect not to pay such amount, in which case Landlord shall be relieved of the obligation to provide an operational Cafeteria. If Tenant elects to pay its Cafeteria Pro Rata Share, then Landlord shall ensure that the Cafeteria remains operational and in any such month when the Cafeteria operator requires payment of the Cafeteria Pro Rata Share by Tenant (i.e., operates at a net loss), the Cafeteria operator will provide Tenant with a written statement of income and expenses for Tenant’s review, along with Tenant’s Cafeteria Pro Rata Share that is due. Landlord agrees that it shall not permit the employees of any tenant of the Building that does not elect to participate in using the Cafeteria to have access to or use of the Cafeteria and the services provided there. Tenant may elect at any time during the Lease Term to stop paying such Cafeteria Pro Rata Share to the Cafeteria operator, at which such time Landlord shall be relieved from any obligation to operate the Cafeteria. The operator of the Cafeteria from time to time may modify the hours of operation, the menu or the method of service; provided, however, that the Cafeteria will, at a minimum, be open on Business Days for service of breakfast food from 7:30 a.m. to 9:30 a.m. and service of lunch meals (the lunch menu consisting of at least one hot entree, a cold cut bar and a salad bar each day) from 11:30 a.m. to 1:30 p.m. whenever the Cafeteria is required to be operational during the Lease Term. Subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed) and reasonable rules and regulations, and the rights of others in common thereto, Tenant shall have the right to use the Cafeteria for meetings and other functions during those hours that the Cafeteria is not in operation at no additional charge.

7.                          SECURITY DEPOSIT; LETTER OF CREDIT.

7.1                    Security Deposit. Tenant shall maintain on deposit with Landlord the sum of $3,823,990.00 (or such lower amount as specified for the Letter of Credit in Section 7.2(a) below) as security (the “Security Deposit”) for the faithful performance and observance by Tenant of the terms, covenants, conditions, agreements and provisions of this Lease. It is agreed that in the event Tenant defaults (beyond any applicable grace or cure period) in respect of any of the terms, covenants, conditions, agreements or provisions of this Lease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of Fixed Rent, Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, conditions, agreements and provisions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, covenants, conditions, agreements and provisions of this Lease, the Security Deposit shall be returned to Tenant, without interest, within sixty (60) days after the date fixed as the end of this Lease and after delivery of entire possession of the Premises to Landlord. In the event of a sale of the Land and the Building, Landlord shall have the right to either (i) transfer the Security Deposit to Tenant and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit, or (ii) transfer the Security Deposit to the new landlord in which case Tenant agrees to look solely to the new landlord for the return of said Security Deposit. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

In the event of any bankruptcy or other insolvency proceeding against Tenant, it is agreed that the Security Deposit held hereunder shall be deemed to be applied by Landlord to Rent and other charges due to Landlord for the last month of the Lease Term and each preceding month until such Security Deposit is fully applied.

7.2                    Letter of Credit.

(a)                      Letter of Credit as Security Deposit. Simultaneously with the execution of this Lease, and in lieu of a cash Security Deposit in the amount of $3,823,990.00, Tenant shall deliver to Landlord (as beneficiary) a Letter of Credit (as hereinbefore defined), a draft of which is attached hereto as Exhibit “I”, in form and content satisfactory to Landlord in the amount of $3,823,990.00. Provided that, at the time of the reduction of the Letter of Credit as set forth below, Tenant is not in default (beyond any applicable grace or cure period) of its obligation to pay any installment of Fixed Rent, Additional Rent or any other sum payable by Tenant hereunder, the Letter of Credit shall be (i) decreased to $3,505,324.17 on the one (1) year anniversary of the Rent Commencement Date, (ii) decreased to $3,186,658.34 on the two (2) year anniversary of the Rent Commencement Date, (iii) decreased to $2,867,992.51 on the three (3) year anniversary of the Rent Commencement Date, (iv) decreased to $2,549,326.68 on the four (4) year anniversary of the Rent Commencement Date, (v) decreased to $2,230,660.85 on the five (5) year anniversary of the Rent Commencement Date, (vi) decreased to $1,911,995.02 on the six (6) year anniversary of the Rent Commencement Date, (vii) decreased to $1,593,329.19 on the seven (7) year anniversary of the Rent Commencement Date, and (viii) decreased to $1,274,663.36 on the eight (8) year anniversary of the Rent Commencement Date, which $1,274,663.36 shall become the new Security Deposit / Letter of Credit required under this Lease for the balance of the Lease Term and any extensions or renewals thereof.

(b)                     Requirements of Letter of Credit. The Letter of Credit shall be, among other things: (i) irrevocable and unconditional; (ii) in the amount of $3,823,990.00 (or such lower amount as specified for the Letter of Credit in Section 7.2(a) above); (iii) conditioned for payment solely upon presentation of the Letter of Credit and a sight draft, which Letter of Credit shall contain one of the two statements set forth below:

“This drawing in the amount of $                     [specify amount] represents funds due under that certain Lease Agreement (the “Lease”) by and between Intercontinental Fund III 830 Winter Street, LLC (Landlord/Beneficiary) and ImmunoGen, Inc. (Tenant/Applicant) dated July    , 2007 with respect to the property located at 830 Winter Street, Waltham, Massachusetts 02451. We hereby certify that Tenant/Applicant is in default of the terms of the Lease (beyond any applicable grace or cure period).” or

“This Irrevocable Standby Letter of Credit is scheduled to expire less than thirty (30) days from the date hereof and Tenant/Applicant, which still has outstanding obligations to Landlord/Beneficiary, has failed to deliver a renewal or replacement Letter of Credit acceptable to Landlord/Beneficiary as required per the terms of the Lease.”

and (iv) transferable one or more times by Landlord without the consent of Tenant.

(c)                      Transfer Fee. Landlord acknowledges and agrees that it shall pay any and all costs or fees charged in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of all or a portion of the Building; or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit.

(d)                     Issuing Bank. The Letter of Credit shall be issued by a commercial bank, trust company or national banking association, which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for an outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then (and thereafter continues to be) rated, without regard to qualification of such rating by symbols such as

“+” or “-” or numerical notation “A” or better by Moody’s Investment Service (or its successor) and “A” or better by Standard & Poor’s Ratings Service (or its successor) (and is not on credit-watch or similar credit review with negative implication), and has combined capital, surplus and undivided profits of not less than $1,000,000,000.00 In the event the issuer of the Letter of Credit is downgraded so that it no longer satisfies the rating requirements set forth in this Section 7.2 (d), Landlord shall have the right to require Tenant to procure a replacement Letter of Credit from an issuer that satisfies the rating requirements of this Section 7.2 (d) within fifteen (15) Business Days after Landlord notifies Tenant of such requirement; provided that Landlord shall cooperate with Tenant in exchanging the existing Letter of Credit for the new Letter of Credit so that Tenant is not required to have two Letters of Credit outstanding simultaneously. Landlord hereby approves of Tenant’s selection of Bank of America, N.A. as the issuer of the Letter of Credit provided that it satisfies (and continues to satisfy) the rating requirements set forth in this Section 7.2 (d).

(e)                      Expiration of Letter of Credit. The Letter of Credit shall expire not earlier than twelve (12) months after the date of delivery thereof to Landlord and shall provide that same shall be automatically renewed for successive twelve (12) month periods through a date which is not earlier than sixty (60) days after the expiration date of this Lease, or any extensions or renewals thereof, unless written notice of nonrenewal has been given by the issuing bank to Landlord in accordance with Section 31 below not less than sixty (60) days prior to the expiration of the current period. If the issuing bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the current period, then, in addition to its rights granted under Section 7.1 above, Landlord shall have the right to draw on the existing Letter of Credit.

(f)                        Draws. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain the cash Security Deposit, as set forth in Section 7.1 above. Landlord may draw on the Letter of Credit, in whole or in part, from time to time, at Landlord’s election. If Landlord partially draws down the Letter of Credit, Tenant shall, within ten (10) Business Days after Landlord gives Tenant notice thereof, restore all amounts drawn by Landlord, or substitute cash security instead.

(g)                     Cooperation by Tenant. Tenant hereby agrees to cooperate, at its expense (except as set forth in Section 7.2 (c)), with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of Section 7.2.

8.                         USE OF PREMISES. Except as otherwise set forth in this Lease, Tenant acknowledges and agrees that Landlord makes no representations as to the present or future legally permissible uses of the Premises. Tenant shall, at its sole cost and expense, promptly apply for and obtain all licenses and permits from time to time required to enable Tenant to conduct its business under this Lease. No failure of Tenant to obtain or to maintain any such licenses and permits (or extensions or renewals thereof) shall release Tenant from the faithful performance and observance by Tenant of the terms, covenants, conditions, agreements and provisions of this Lease.

8.1                    Permitted Uses. Tenant covenants and agrees to use and occupy the Premises only for general, administrative and executive offices, research and development, laboratory uses (including, without limitation, animal testing), and other customary uses accessory to the foregoing (the “Permitted Uses”). Tenant shall use and occupy the Premises only for the Permitted Uses and shall not use or occupy the Premises for any other purpose without Landlord’s prior written consent.

8.2                    Prohibited Uses. Notwithstanding the provisions of Section 8.1 above, Tenant shall not use the Premises or allow the Premises to be used (a) so as to violate any of the terms, covenants, conditions, agreements and provisions of this Lease; (b) for any illegal purpose; (c) which, in the reasonable judgment of Landlord (taking into account the use of the Building as an office and laboratory facility and the Permitted Uses), shall (i) impair the appearance or reputation of the Building as a first-class office and laboratory facility, or (ii) overload, impair, interfere with or otherwise diminish the quality of any of the Building systems or services, or (iii) place any loads upon the floors, walls or ceiling which endanger the Building structure, or (iv) use any machinery or equipment in the Premises or the Building which causes excessive noise or vibration, or (v) cause any unusual, objectionable or harmful emissions or odors to emanate from the Premises, or (vi) place any harmful fluids or other materials in the drainage system of the Building, or (vii) cause any waste materials or refuse to be disposed of or permitted to remain outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose, or (d) so as to constitute a private or public nuisance, or unreasonably disturb other occupants of the Building in a manner and to a degree that is inconsistent with the Permitted Uses hereunder (collectively, the “Prohibited Uses”).

8.3                    Hazardous Materials.

(a)                      Hazardous Materials. Tenant agrees not to generate, store or use any Hazardous Materials (as hereinafter defined) on or about the Premises, except such Hazardous Materials in such amounts (i) customarily used by Tenant in connection with its Permitted Uses, (ii) customarily used in connection with providing janitorial services to the Premises, and (iii) in both cases, limited to Tenant’s proportionate share of Hazardous Materials (“Tenant’s Proportionate Share of Hazardous Materials”) as defined in Section 8.3 (d) below, and in compliance with the Massachusetts State Building Code (780 C.M.R.) and any applicable Legal Requirements. Tenant agrees to provide Landlord with electronic access to copies of all Material Safety Data Sheets (“MSDS”) for Hazardous Materials used at the commencement of the Lease Term and to provide electronic access to copies of MSDS upon the introduction of any new Hazardous Materials. Tenant also agrees not to release or permit any Tenant Responsible Parties (as hereinafter defined) to release any Hazardous Materials in the Premises in violation of or that requires reporting under any Environmental Law, and not to dispose of Hazardous Materials (a) in the Premises or (b) from the Property to any other location except a properly approved disposal facility and then only in compliance with any and all Environmental Laws regulating such activity, nor permit any occupant of the Premises to do so. In accordance with Section 9 below, Tenant shall indemnify, defend, and hold harmless Landlord, and the holder of any mortgage on the Premises or any larger parcel of land of which the Premises may be a part, from and against any claim, cost, expense, liability, loss, obligation or damage, including, without limitation, reasonable attorney’s fees and the cost of litigation, arising from or relating to the breach by Tenant or anyone claiming by, through or under Tenant of the provisions of this Section 8.3 (a), and shall immediately discharge or cause to be discharged any lien imposed upon the Premises or any larger parcel of land of which the Premises may be a part in connection with any such claim. For purposes of this Lease, “Hazardous Materials” shall mean any substance regulated under any Environmental Law, including those substances defined in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation, or ordinance, pollutants of contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants, pollutants or materials as defined, regulated or described in any of the Environmental Laws. As used in this Lease, “Environmental Laws” means all federal, state and local laws relating to the protection of the environment or health and safety, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, Massachusetts General Laws Chapters 21C and 21E and any other state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States.

(b)                     Environmental Assessments. Tenant shall permit Landlord and Landlord’s employees, contractors, agents and representatives (including, without limitation, legal counsel and environmental engineers and consultants) access to the Premises during the Lease Term at a mutually agreed upon time such that Landlord’s visit will not unreasonably disturb Tenant’s lab conditions; provided, however, that such access will not occur more than five (5) Business Days after Landlord’s notice to Tenant requesting access to the Premises for purposes of conducting environmental assessments. Landlord shall permit Tenant or Tenant’s representatives to be present during any such assessment, investigation and sampling. Landlord shall avoid materially interfering with Tenant’s use of the Premises, and upon completion of Landlord’s assessment, investigation and sampling, shall substantially repair and restore the affected areas of the Premises from any damage caused by the assessment to the condition existing prior thereto. Such assessment shall be at Landlord’s expense; provided, however, that if the assessment shows that a release of Hazardous Materials by Tenant in violation of this Lease has occurred, then Landlord’s commercially reasonable out-of-pocket costs and expenses relating to such assessment shall be reimbursed by Tenant. Landlord shall permit Tenant or Tenant’s representatives to be present during any test conducted as part of such assessment. If Landlord takes any samples from the Property in connection with any such assessment, Landlord shall give Tenant reasonable prior notice thereof and Tenant shall be permitted to take split samples, and, if Tenant so requests, Landlord shall provide to Tenant a portion of any sample being tested to allow Tenant, if Tenant so chooses, to perform its own testing. Landlord agrees that it shall disclose any of Tenant’s proprietary information in connection with the testing only to those entities and individuals necessary to conduct the environmental assessments.

(c)                      Tenant’s Obligation to Remediate. Tenant shall investigate, assess, monitor and report as required by applicable Environmental Law, at Tenant’s sole cost and expense, any release of Hazardous Materials required to be reported under any Environmental Law that arises out of the use, operation, or occupancy of the Premises or the Property by Tenant or any Tenant Responsible Parties during the Lease Term and any further period during which Tenant or any Tenant Responsible Party retains use, operation or occupancy of the Premises (a “Tenant’s Release”). Further, Tenant shall remediate, in compliance with applicable Environmental Laws, at Tenant’s sole cost and expense, any Tenant’s Release requiring Response Action (as defined in 310 C.M.R. 40.0000). Tenant shall submit to Landlord for Landlord’s prior approval a work plan outlining in reasonable detail any Response Action, remedial work, excavation, treatment, drilling, pumping, site restoration, monitoring or any other similar action (the “Remedial Work”) to be performed by Tenant hereunder (the “Remedial Work Plan”). Landlord shall not unreasonably withhold or delay its approval of such Remedial Work Plan if (i) it complies with all applicable Environmental Laws; and (ii) the Remedial Work outlined therein reasonably appears sufficient to remediate the releases to the level provided for in this Section. If Tenant is obligated to remediate a Tenant’s Release under this Lease, Tenant shall be obligated to remediate Tenant’s Release in accordance with all Legal Requirements and Environmental Laws, and to the condition existing prior thereto. Tenant shall make available to Landlord copies of drafts of any submittals to governmental authorities in connection with the Remedial Work for Landlord’s review and comment at least seven (7) days prior to such submittal, and Tenant shall consider in good faith and incorporate as Tenant reasonably deems appropriate Landlord’s comments thereon. Tenant shall sign any manifests or other documents as the waste generator for any Hazardous Materials it disposes of or sends off site or otherwise arising from a Tenant’s Release. This Section 8.3 (c) shall survive the Lease Term and shall be subject to the provisions of Section 9. Tenant’s remediation obligation set forth in this Section 8.3 (c) shall not limit Landlord’s right to damages, if any, which Landlord may incur due to any unremediated Hazardous Materials resulting from a Tenant’s Release.

(d)                     Tenant’s Proportionate Share of Hazardous Materials.

(i)                         Basement. Tenant acknowledges that there are presently three (3) control areas (“Basement Control Areas”) in the Basement of the Building. Presently, one (1) Basement Control Area is assigned to Praecis Pharmaceuticals Incorporated, who occupies 1,781 rentable square feet in the Basement, and the remaining two (2) Basement Control Areas shall be shared by all tenants (including Tenant hereunder) occupying the remaining 2,211 rentable square feet in the Basement. Tenant shall be entitled to maintain Tenant’s Proportionate Share of Hazardous Materials of the remaining Basement Control Areas, which shall mean 59.11%, which is a fraction, the numerator of which shall be 1,307 rentable square feet (representing Tenant’s Basement Premises) and the denominator of which shall be 2,211 rentable square feet (representing the total rentable area of the Basement minus Praecis Pharmaceuticals Incorporated’s Basement Premises).

(ii)                      First Floor. Tenant acknowledges that there are presently four (4) control areas (“First Floor Control Areas”) on the First Floor of the Building. Presently, one (1) First Floor Control Area is assigned to Praecis Pharmaceuticals Incorporated, who occupies the West Wing of the First Floor, and the remaining three (3) First Floor Control Areas shall be shared by all tenants (including Tenant hereunder) occupying the South and East Wings of the First Floor. Tenant shall be entitled to maintain Tenant’s Proportionate Share of Hazardous Materials of the remaining First Floor Control Areas, which shall mean 100.00%, which is a fraction, the numerator of which shall be 34,986 rentable square feet (representing Tenant’s First Floor Premises) and the denominator of which shall be 34,986 rentable square feet (representing the total rentable area of the South and East Wings of the First Floor).

(iii)                   Second Floor. Tenant acknowledges that there are presently three (3) control areas (“Second Floor Control Areas”) on the Second Floor of the Building. Presently, one (1) Second Floor Control Area is assigned to Praecis Pharmaceuticals Incorporated, who occupies the West Wing of the Second Floor, and the remaining two (2) Second Floor Control Areas shall be shared by all tenants (including Tenant hereunder) occupying the South and East Wings of the Second Floor. Tenant shall be entitled to maintain Tenant’s Proportionate Share of Hazardous Materials of the remaining Second Floor Control Areas, which shall mean 100.00%, which is a fraction, the numerator of which shall be 38,511 rentable square feet (representing Tenant’s Second Floor Premises) and the denominator of which shall be 38,511 rentable square feet (representing the total rentable area of the South and East Wings of the Second Floor).

(iv)                  Third Floor. Tenant acknowledges that there are presently two (2) control areas (“Third Floor Control Areas”) on the Third Floor of the Building. Presently, one (1) Third Floor Control Area is assigned to Praecis Pharmaceuticals Incorporated, who occupies the West Wing of the Third Floor, and the remaining one (1) Third Floor Control Area shall be shared by all tenants (including Tenant hereunder) occupying the South and East Wings of the Third Floor. Tenant shall be entitled to maintain Tenant’s Proportionate Share of Hazardous Materials of the remaining Third

Floor Control Area, which shall mean 36.22%, which is a fraction, the numerator of which shall be 14,126 rentable square feet (representing Tenant’s Third Floor Premises) and the denominator of which shall be 38,997 rentable square feet (representing the total rentable area of the South and East Wings of the Third Floor).

8.4                    Compliance with Legal and Insurance Requirements.

(a)                      Legal Requirements. Tenant, at Tenant’s sole cost and expense, agrees to comply with any and all Legal Requirements applicable to the use, operation or occupancy of the Premises by Tenant or Tenant’s employees, contractors, agents, invitees or others for whom Tenant is legally responsible (collectively, with Tenant, “Tenant Responsible Parties”) or any Alterations made by or on behalf of Tenant or any Tenant Responsible Parties, and to provide Landlord with a copy of any notice alleging violation of any such Legal Requirement given to Tenant by any governmental authority or third party; except that Tenant may defer compliance so long as the validity of any such Legal Requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, if such contest would not subject Landlord to any possible civil or criminal penalties and such consent would not place Landlord in default under any mortgage applicable to the Premises, and if Tenant first gives Landlord appropriate assurance in Landlord’s reasonable judgment against any loss, cost or expense on account thereof. If any present or future Legal Requirement requires any licenses or permits for Tenant’s or any Tenant Responsible Party’s particular use, operation and occupancy of the Premises, Tenant will obtain and maintain such licenses and permits at Tenant’s own expense, and, upon Landlord’s request, will promptly provide copies to Landlord of all such licenses and permits. If any Legal Requirement requires any Alterations to the Premises, Tenant shall make all such Alterations at its sole cost and expense and in compliance with the terms hereof. Notwithstanding the foregoing, Tenant shall not be required to make any improvements which would be considered Ordinary Capital Improvements or any structural Alterations to the Premises unless the same result from (i) Tenant’s particular use of the Premises, or (ii) Alterations to the Premises made by or on behalf of Tenant or any Tenant Responsible Parties.

(b)                     Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (i) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Building or any property located therein (unless Tenant pays for such increased costs), (ii) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings), or (iii) result in the cancellation of any policy of insurance maintained by or for the benefit of Landlord. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

9.                         INDEMNIFICATION. Tenant covenants and agrees to exonerate, indemnify, defend, protect and save Landlord, Landlord’s managing agent and Landlord’s mortgagee (if any) (collectively, with Landlord, “Landlord Parties”) harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned by reason of (i) any accident, injury or damage occurring in or about the Premises causing injury to persons or damage to property (including, without limitation, the Premises) unless such accident, injury or damage results from the negligence or otherwise tortious act of Landlord or Landlord Parties, or Landlord’s other employees or contractors; and (ii) the failure of Tenant to fully and faithfully perform the obligations and observe the conditions of this Lease.

10.                  CONSTRUCTION.

10.1              Landlord’s Work.

(a)                      Base Building Specifications. Landlord, at Landlord’s sole cost and expense, shall perform the base building work (“Landlord’s Work”) specified in the “Base Building Specifications”, attached hereto as Exhibit “J”. The Base Building Specifications shall include any items listed in the column labeled “Owner” in the Scope Allocation Matrix included in the “Tenant Design Manual”, attached hereto as Exhibit “K”. Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control (collectively, “Landlord’s Force Majeure”) and Tenant Delay (as hereinafter defined), Landlord shall use reasonable care and diligence to complete Landlord’s Work as quickly and efficiently as possible, but Tenant shall have no claim against Landlord for failure to complete Landlord’s Work; provided, however, that if Landlord does not Substantially Complete (as hereinafter defined) Landlord’s Work on or before March 1, 2008 (“Landlord’s Outside Completion Date”) (except for delays due to Landlord’s Force Majeure or Tenant Delay), then the Rent Commencement Date shall be extended one day for each day beyond Landlord’s Outside Completion Date until Landlord’s Work is Substantially Complete.

(b)                     Substantial Completion of Landlord’s Work. Landlord’s Work shall be deemed “Substantially Complete” when Landlord’s architect certifies that Landlord’s Work has been completed (Punchlist Items excepted) in accordance with the Base Building Specifications, attached hereto as Exhibit “J”.

(c)                      Tenant Delay. A “Tenant Delay” shall be defined as any act or omission by Tenant, or any employee, agent, representative, consultant, contractor or subcontractor of Tenant, which causes an actual delay in the performance of Landlord’s Work. Notwithstanding the foregoing, no event shall be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant: (i) that a Tenant Delay is occurring, (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (iii) the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay and Tenant has failed to correct Tenant Delay specified in Tenant Delay Notice within forty-eight (48) hours following receipt of Tenant Delay Notice (unless, if such Tenant Delay cannot be cured within said forty-eight (48) hours, Tenant has taken steps within said forty-eight (48) hours to correct the Tenant Delay, and diligently completes the same in a reasonable period). No period of time prior to the expiration of the cure period shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(d)                     Landlord Delay. A “Landlord Delay” shall be defined as any act or omission by Landlord, or any employee, agent, representative, consultant, contractor or subcontractor of Landlord, which causes an actual delay in the performance of Tenant’s Work. Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord: (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay and Landlord has failed to correct Landlord Delay specified in Landlord Delay Notice within forty-eight (48) hours following receipt of Landlord Delay Notice (unless, if such Landlord Delay cannot be cured within said forty-eight (48) hours, Landlord has taken steps within said forty-eight (48) hours to correct the Landlord Delay, and diligently completes the same in a reasonable period). No period of time prior to expiration of the cure period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

(e)                      Repair of Defective Work. Landlord agrees that it shall, without cost to Tenant, correct any portion of Landlord’s Work which is found not to be in accordance with the requirements set forth in Section 10.3 (unless Tenant has previously given Landlord a written acceptance of such condition); provided, however, that Tenant gives Landlord written notice of such condition in accordance with the provisions of Section 31 promptly after it becomes aware of such condition. The provisions of this Section 10.1 (e) shall not relieve Landlord of any obligation which Landlord has to perform maintenance or make repairs pursuant to Section 13 of this Lease.

(f)                        Punchlist Items. Promptly following delivery of the Premises to Tenant with Landlord’s Work with respect thereto Substantially Complete, Landlord, Tenant and their respective Construction Representatives shall inspect the Premises and mutually prepare a list of outstanding items which need to be completed to make Landlord’s Work comply with the Base Building Specifications (“Punchlist Items”). Landlord shall use good faith to complete all Punchlist Items within sixty (60) days of the date of the Punchlist. If Landlord fails to complete any Punchlist Items as a result of Landlord’s Force Majeure or Tenant Delay, Landlord shall have such additional time as is reasonably necessary to complete the delayed Punchlist Items.

10.2            Tenant’s Work.

(a)                      Tenant Plans. In connection with the performance of the work necessary to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”), Tenant, at Tenant’s sole cost and expense, shall submit to Landlord for Landlord’s reasonable approval an initial set of permit plans sufficient to permit Tenant to commence Tenant’s Work (the “Permit Plans”) within sixty (60) days of the mutual execution and delivery of this Lease (the “Lease Date”) (the “Permit Plans Delivery Date”) and a full set of construction drawings (the “Final Construction Drawings”) for Tenant’s Work within sixty (60) days of Landlord’s approval of the Permit Plans (the “Final Construction Drawings Delivery Date”). The Permit Plans and the Final Construction Drawings are collectively referred to herein as the “Tenant Plans” and are attached hereto as Exhibit “L”. Landlord hereby approves Tenant’s proposed plans (“Tenant’s Proposed Plans”), as shown on Exhibit “Q” attached hereto and made part of hereof. Landlord’s approval of the Permit Plans and the Final Construction Drawings (provided that the Permit Plans are consistent with Tenant’s Proposed Plans and that the Final Construction Drawings are consistent with the Permit Plans), shall not be unreasonably withheld, conditioned or delayed provided the same comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Landlord’s approval is solely given for the benefit of Landlord under Section 10.2 and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Tenant Plans for any other purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of the Tenant Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, fixtures and equipment), and Landlord’s approval of the Tenant Plans shall in no event relieve Tenant of the responsibility for such design. Landlord agrees to cooperate with Tenant and sign any necessary permit applications required for Tenant’s Work. Landlord agrees to use its best efforts to respond to any request for approval of the Permit Plans, the Final Construction Drawings or any other request requiring Landlord’s consent with respect to Tenant’s Work within five (5) Business Days of receipt thereof. Landlord’s failure to respond to any such request within seven (7) Business Days shall constitute a Landlord Delay.

(b)                     Commencement of Tenant’s Work. Tenant shall use reasonable care and diligence to complete Tenant’s Work as quickly and efficiently as possible.

(c)                      Substantial Completion of Tenant’s Work. Tenant’s Work shall be deemed “Substantially Complete” when Tenant’s architect certifies that Tenant’s Work has been completed (Punchlist Items excepted) in accordance with the Tenant Plans, attached hereto as Exhibit “L”.

(d)                     Cost of Tenant’s Work; Priority of Work. Except for the Construction Allowance, as set forth in Section 10.4, all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Sections 11 and 28). Tenant and Landlord shall each take reasonable measures to ensure that Tenant’s contractors and Landlord’s contractors cooperate in all commercially reasonable ways with each other to avoid any delay in either Landlord’s Work or Tenant’s Work or any conflict with the performance of either Landlord’s Work or Tenant’s Work, Tenant acknowledging, however, that in the case of conflict that is not reasonably avoidable, the performance of Landlord’s Work shall have priority. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for any out-of-pocket expenses (including third-party charges) incurred by Landlord in connection with the performance of Tenant’s Work. Tenant shall have access to the Premises and the Building on a 24 hours per day, 7 days per week, 52 weeks per year basis in order to perform Tenant’s Work from and after the Lease Commencement Date. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of Tenant’s Work during times other than normal construction hours, Landlord will need to make arrangements to have supervisory personnel on site, Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least twenty-four (24) hours’ notice of any time outside of normal construction hours (i.e., 7:00 a.m. to 5:00 p.m., Monday through Friday, excluding Saturdays, Sundays and federal or state legal holidays) when Tenant intends to perform portions of Tenant’s Work (the “After-Hours Work”). If (i) Tenant performs After-Hours Work, and (ii) such After-Hours Work involves access to occupied tenant areas, the roof, Common Areas or structure of the Building (including any of the Building systems or services), then Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work at the rate of $50.00 per hour.

10.3            Quality and Performance of Work. All construction work required or permitted by this Lease (whether constituting part of Landlord’s Work, Tenant’s Work or Tenant’s Alterations) shall be done in a good and workmanlike manner by contractors approved by Landlord and in compliance with the building rules and regulations (“Building Rules and Regulations”) and construction rules and regulations (“Construction Rules and Regulations”) (collectively known and attached hereto as Exhibit “F”), all insurance requirements of this Lease, and any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements, of all federal, state, county, municipal and other governmental authorities, including the requirements of the Americans with Disabilities Act (the “ADA”) (collectively, “Legal Requirements”). Landlord hereby approves Tenant’s selection of Olson Lewis Dioli & Doktor Architects and Planners, Inc. (“Tenant’s Architect”), AHA Consulting Engineers, Inc. (“Tenant’s Engineer”), and The Richmond Group (“Tenant’s Contractor”) (each a “Construction Representative”; collectively, “Construction Representatives”) in connection with the performance of Tenant’s Work. Each party authorizes the other party to rely upon the written approval or other written authorizations of any Construction Representative of the party designated by the party in connection with design and construction. All construction work shall be coordinated with any work being performed by, or for, Landlord, and in such a manner as to maintain harmonious labor relations.

10.4            Construction Allowance.

(a)                      As an inducement to Tenant’s entering into this Lease, Landlord shall provide to Tenant a tenant improvement allowance of up to $150.00 per rentable square foot of the Premises demised to Tenant (i.e., a maximum of $13,339,500.00 based on 88,930 rentable square feet) (the “Construction Allowance”) to be used by Tenant to pay for the cost to construct Tenant’s Work. Landlord and Tenant specifically agree that Tenant may apply no more than $15.00 per rentable square foot of the Premises demised to Tenant (i.e., a maximum of $1,333,950.00 based on 88,930 rentable square feet) towards “soft costs” (including, but not limited to, architect’s and engineer’s fees) or furniture, fixtures and equipment (“FFE”) expenses.

(b)                   Landlord shall pay Landlord’s Proportion (as hereinafter defined) of the cost shown on each requisition (as hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof until the entirety of the Construction Allowance has been exhausted. If requested by Tenant, Landlord shall pay Landlord’s Proportion directly to Tenant’s contractors, vendors, service providers and consultants; provided, however, such arrangement is acceptable to Landlord’s mortgagee (if any). For purposes of Tenant’s Work, “Landlord’s Proportion” shall be a fraction, the numerator of which is the Construction Allowance, and the denominator of which is the total contract price for Tenant’s Work. A “requisition” shall mean written documentation, including, without limitation, (i) invoices from Tenant’s contractors, vendors, service providers and consultants, and such other documentation as Landlord may reasonably request, showing in reasonable detail the cost of the items in question or improvements installed to date in the Premises, accompanied by certifications from Tenant that the amount of the requisition in question is true and correct and does not exceed the cost of the items or improvements covered by such requisition; and (ii) evidence that all of Tenant’s Work and other work done by or on behalf of Tenant which could give rise to any mechanic’s or materialman’s liens has been paid for in full and that any and all liens therefor that have been or may be filed have been satisfied of record or waived (“Lien Waivers”) with respect to the prior month’s requisition. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof.

(c)                    Notwithstanding anything to the contrary contained herein:

(i)                         Tenant shall not submit requisitions, nor shall Landlord have any obligation to advance funds on account of the Construction Allowance, more often than once per month.

(ii)                      If Tenant fails to pay the amounts paid by Landlord to Tenant in the prior month’s requisition to Tenant’s contractors, vendors, service providers and consultants, Landlord shall thereafter have the right to have the Construction Allowance paid directly to Tenant’s contractors, vendors, service providers and consultants.

(iii)                   In no event shall the Construction Allowance be applied to any fees paid to Tenant or a Biotech Affiliated Entity (as hereinafter defined).

(iv)                  Landlord shall have no obligation to pay any portion of the Construction Allowance with respect to any requisition submitted after the date which is one hundred eighty (180) days after the completion of Tenant’s Work (the “Outside Requisition Date”); provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with a contractor, vendor, service provider or consultant, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently pursuing the resolution of such dispute. Tenant shall not be entitled to receive any portion of the Construction Allowance except to the extent that it has submitted requisitions, and/or made demand therefor, on or before the Outside Requisition Date.

(v)                     In addition to all other requirements hereof, Landlord’s obligation to pay the final requisition of the Construction Allowance shall be subject to simultaneous delivery of all Lien Waivers in connection with Tenant’s Work.

10.5              Conversion of Construction Allowance. If the total contract price for Tenant’s Work shall be less than the Construction Allowance, then Tenant shall be entitled to apply any unused amount up to $15.00 per rentable square foot of the Premises demised to Tenant (i.e., a maximum of $1,333,950.00 based on 88,930 rentable square feet) in equal amounts towards the first twelve (12) monthly installments of the Annual Fixed Rent due hereunder.

10.6              INTENTIONALLY DELETED

10.7              Management Fee. In consideration of Landlord’s costs associated with the review and supervision of Tenant’s Work, Tenant shall pay to Landlord a $25,000.00 management fee (the “Management Fee”) to be paid in five (5) equal monthly installments of $5,000.00 each on (i) October 1, 2007, (ii) November 1, 2007, (iii) December 1, 2007, (iv) January 1, 2008, and (v) February 1, 2008. Other than the cost of Landlord’s supervisory personnel overseeing the After-Hours Work provided for in Section 10.2 (d), Landlord and Tenant hereby agree that the Management Fee shall be inclusive of all of Landlord’s costs associated with the review and supervision of Tenant’s Work, and that no other payment relating to the same shall be due by Tenant to Landlord.

10.8              Completion of Tenant’s Work. Prior to Tenant’s occupancy of the Premises (or any part thereof), Tenant shall furnish evidence satisfactory to Landlord that all of Tenant’s Work is Substantially Complete and that the Premises are ready for Tenant’s occupancy in accordance with the provisions of this Lease. Such evidence shall specifically include, but shall not be limited to, copies of any “certificate(s) of occupancy” and/or “occupancy permit(s)” for the Premises required by the City of Waltham (or the applicable governmental authority). Tenant shall also provide Landlord, not later than thirty (30) days after Tenant takes occupancy of the Premises, with detailed “as built” drawings of the Premises, certified by Tenant’s Architect to be true and correct. Notwithstanding anything contained herein to the contrary, and in connection with a “phased” construction schedule, Tenant may occupy the Premises (or a portion of the Premises) at any time after the Lease Commencement Date, regardless of whether or not the Rent Commencement Date has occurred, as long as Tenant has complied with the provisions of this Section 10.8 and this Lease with respect to the Premises (or the portion or the Premises) desired to be occupied.

11.                  ALTERATIONS, ADDITIONS OR IMPROVEMENTS BY TENANT.

11.1              Alterations by Tenant. Other than Tenant’s Work, which shall be governed by the provisions of Section 10 above, Tenant shall not make any alterations, additions, improvements or other changes in or to the Premises (“Alterations”) without Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if the proposed Alterations will adversely affect the structural integrity of the Building, or the Building systems (including, but not limited to, the electric, HVAC, plumbing, telecommunication and security systems), Landlord may withhold its consent to such Alterations in Landlord’s sole discretion. Notwithstanding the foregoing, the consent of Landlord shall not be required with respect to any Alterations costing less than $100,000.00 in any given instance that do not perforate or penetrate the roof or other exterior portions of the Building in question and do not adversely affect the structural integrity of the Building or the Building systems. Without limitation, it shall not be unreasonable for Landlord to withhold its consent to any Alterations which would impose on Landlord any special maintenance, repair or replacement obligations not within the scope of those expressly provided for herein, unless Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord’s meeting the additional obligations. All Alterations shall be subject to the provisions of Sections 11.2 and 11.3 below.

11.2            Additional Covenants Regarding Alterations.

(a)                      All Alterations shall be made (i) at Tenant’s sole cost and expense, (ii) according to plans and specifications approved in writing by Landlord (to the extent plans, specifications, and/or Landlord’s consent is required), (iii) in compliance with all Legal Requirements, (iv) by a licensed contractor, and (v) in a good and workmanlike manner. For any Alterations which require plans to be submitted in connection with building permit or building code requirements, Tenant shall provide Landlord with copies of any such required plans, regardless of whether the Alterations require Landlord’s consent hereunder.

(b)                     Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. Without limitation, Tenant shall be responsible for, and shall pay when due, all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, good and workmanlike manner, and in compliance with all Legal Requirements. In the event that Tenant shall fail to pay the costs associated with Alterations on a timely basis, and as a result of such failure, a statutory and/or common law lien is asserted against the Premises or the Building, and Tenant shall fail, within ten (10) days after notice of such assertion, to cause (by payment, posting of a proper bond, or otherwise) such lien to be released of record, Landlord shall have the right (but not the obligation), at Tenant’s expense, to cause such lien to be bonded over or released of record.

(c)                      Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law. If Landlord requests, certificates of such insurance shall be delivered to Landlord. Tenant’s obligation to exonerate, indemnify, defend, protect and save Landlord and Landlord Parties harmless, as set forth in Section 9, shall include without limitation all activities and work done by and on behalf of Tenant pursuant to Sections 10 and 11, and shall commence on the date of execution hereof.

(d)                     Tenant agrees that Landlord shall have the right to examine and inspect any Alterations; provided, however, that no such examination or inspection shall constitute an approval or warranty or give rise to any liability of Landlord with respect to any thereof. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractors to use reasonable and diligent efforts not to interfere with ongoing operations on the rest of the Property outside of the Premises, to keep all construction areas clean and free of trash and debris, and to otherwise comply with any other reasonable rules and regulations established by Landlord with regard to construction activities.

(e)                      Tenant shall provide copies of any warranties for Alterations and the materials and equipment which are incorporated into the Premises and the Building in connection therewith, and either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

11.3            Removal of Alterations. Landlord shall notify Tenant in writing at the time of Landlord’s approval of any Alterations, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Lease Term. Tenant shall be obligated to remove any Alterations that Landlord has not designated in writing will be permitted to remain in the Premises in accordance with Section 28.

12.                  TENANT MAINTENANCE AND REPAIR. Except as otherwise provided for in this Lease, Tenant agrees to keep the Premises in good order, condition and repair excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear, fire and other casualty excepted. Specifically, Tenant shall be responsible for the maintenance of the Premises and for the repair and replacement of any part of the Premises and the Building made necessary by reason of damage thereto caused by the negligence or intentional acts of Tenant or Tenant’s employees, contractors, agents or invitees. In the event Tenant shall fail to perform such maintenance, repairs or replacements within thirty (30) days of the date such work becomes necessary, Landlord may, but shall not be required to, perform such work and charge the amount of the expenses therefor, with interest accruing and payable thereon, in accordance with Section 22 below.

13.                  LANDLORD MAINTENANCE AND REPAIR. Except as otherwise provided for in this Lease, Landlord agrees to keep in good order, condition and repair the roof, public areas, exterior walls (including exterior glass) and structure of the Building (including all plumbing, mechanical and electrical systems installed by Landlord, but specifically excluding any supplemental HVAC equipment or systems exclusively serving the Premises and installed at Tenant’s request or as a result of Tenant’s requirements in excess of building standard design criteria), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by the negligence or intentional acts of Tenant or Tenant’s employees, contractors, agents or invitees. Landlord shall also (a) keep and maintain all Common Areas in good order, condition and repair, free of snow and ice and accumulation of dirt and rubbish, (b) contract for regular trash collection and disposal services, and (c) keep and maintain all landscaped areas on the Property in a neat and orderly condition. Landlord shall not be responsible to make any improvements or repairs to the Building other than those expressly set forth in this Section, unless expressly provided for elsewhere in this Lease.

14.                  ASSIGNMENT AND SUBLETTING. Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease, nor sublet all or any part of the Premises or permit the same to be occupied or used by anyone other than Tenant or its employees without Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 14 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, conditions, agreements or provisions of this Lease. Except in the case of a Biotech Affiliated Entity, for purposes of this Section 14, any transfer or change in control of Tenant (or any subtenant, assignee or occupant) by operation of law or otherwise, shall be deemed an assignment hereunder, including, without limitation, any merger, consolidation, dissolution or any change in the controlling equity interests of Tenant or any subtenant, assignee or occupant (in a single transaction or series of related transactions). Any assignment or subletting in contravention of the provisions of this Section 14 shall be void. Notwithstanding anything to the contrary contained in this Section 14 or elsewhere in this Lease, any assignment or subletting shall be subject to the following further conditions and limitations:

14.1              Proposed Subtenants and Assignees. Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), in no event shall the proposed subtenant or assignee be (a) a prospective tenant (or its designee) who is discussing with Landlord (or Landlord’s agent) its need for space in the Building, or who has so negotiated within the previous six (6) months; (b) a current tenant, subtenant, assignee or occupant of space in the Building; or (c) an Affiliate (as hereinafter defined) of a current tenant, subtenant, assignee or occupant of space in the Building. For purposes hereof, an “Affiliate” shall mean a corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with, such tenant, subtenant, assignee or occupant. Notwithstanding anything contained herein to the contrary, in the event Landlord is unable to accommodate the space requirements of the entity or entities described in sub-paragraphs (a), (b), or (c) above (such inability to be evidenced in writing by Landlord upon Tenant’s request), Tenant may enter into negotiations with such entity or entities for subletting and assignment purposes.

14.2            Advertising. In no event shall Tenant advertise space (on a per rentable square foot basis) at a lower rate than Landlord is then advertising space (on a per rentable square foot basis) in the Building without Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

14.3            Right to Share Profits.

(a)                      Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), if Landlord consents to the subletting of all or any part of the Premises, Tenant shall in consideration thereof pay to Landlord, as Additional Rent, fifty percent (50%) of any Net Profits (as hereinafter defined) in connection with the subletting. “Profits” on a subletting shall mean the difference between (i) the amounts paid as rent and additional rent by the subtenant to Tenant in and for each month of the sublease term and (ii) Fixed Rent and Additional Rent due and payable by Tenant to Landlord in and for each month of the sublease term, in each and every month when the former exceeds the latter, provided, however, that if a sublease involves less than the entire Premises, the amounts paid by Tenant to Landlord used in subpart (ii) above shall be prorated each month to reflect the portion of the Premises being sublet. “Net Profits” on a subletting shall mean monthly Profits reduced by an amount equal to the quotient found by taking the total reasonable and customary attorneys’ fees, real estate brokerage commissions and alteration expenses (if any, including “soft costs”), paid and incurred by Tenant in connection with the subletting, and dividing by the number of months in the sublease term.

(b)                     Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), if Landlord consents to the assignment of this Lease, Tenant shall in consideration thereof pay to Landlord fifty percent (50%) of any Net Consideration (as hereinafter defined) in connection with the assignment. “Consideration” for an assignment shall mean any sums paid to Tenant in consideration of the assignment (other than the amount of rent and additional rent assumed by the assignee). “Net Consideration” for an assignment shall mean Consideration reduced by an amount equal to the total reasonable and customary attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), paid and incurred by Tenant in connection with the assignment.

(c)                      Upon request, Tenant shall furnish Landlord with certified financial statements from its accountants summarizing the gross and net amounts received by Tenant from any subletting of the Premises or assignment of this Lease in order to verify the determination of Additional Rent payable under Section 14.3.

14.4            Right to Recapture. Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), Landlord shall have a right to recapture (“Right to Recapture”) as follows:

(a)                      Tenant’s Marketing Notice. If Tenant shall desire (for marketing purposes only) to assign this Lease or sublet more than fifty percent (50%) of the rentable square footage of the Premises, Tenant shall give Landlord written notice thereof (“Tenant’s Marketing Notice”), which shall be accompanied by: (i) a description of the portion of the Premises that Tenant proposes to sublet (the “Recapture Premises”), together with a floor plan thereof; and (ii) a notice of the proposed economic terms and conditions of the proposed assignment or sublease, including: (a) the sublease commencement date, (b) the sublease term, (c) the fixed rent, (d) all regularly scheduled items of additional rent, (e) the amount of any rental concession, (f) the amount of any tenant improvement allowance, (g) any work to be performed by Tenant to prepare the Premises for occupancy by the proposed assignee or subtenant, and (h) any consideration to be paid for the acquisition of the Premises by reason of such assignment or sublease, or for the acquisition of Tenant’s leasehold improvements or personal property.

(b)                     Tenant’s Marketing Notice Triggers Recapture Option. Tenant’s Marketing Notice shall be deemed an offer from Tenant to Landlord whereby Landlord shall then have the option to either: (i) cancel this Lease (in the case of an assignment of this Lease or a sublet of the entire Premises); or (ii) cancel this Lease with respect to the Recapture Premises only (in the case of a sublet of more than fifty percent (50%) but less than one hundred percent (100%) of the Premises). In either event, Landlord shall have thirty (30) days from receipt of Tenant’s Marketing Notice to give Tenant written notice of its desire to recapture (“Landlord’s Recapture Notice”), in which case this Lease shall end (but only with respect to the Recapture Premises in the case of a sublet of more than fifty percent (50%) but less than one hundred percent (100%) of the Premises) on the date (the “Recapture Date”) that is the earlier of (x) six (6) months from Landlord’s receipt of Tenant’s Marketing Notice, or (y) the proposed sublease commencement date set forth in Tenant’s Marketing Notice, with the same force and effect as if such date were the date specified herein as the Expiration Date, and the rent (i.e., Fixed Rent and Additional Rent) and Security Deposit provided for under this Lease shall be apportioned and adjusted as of the effective date of such cancellation to reflect the reduced square footage of the Premises.

(c)                      If Landlord Does Not Exercise Recapture Option. If Landlord does not exercise its Right to Recapture, Tenant shall have the right to assign this Lease or sublet the Premises in accordance with the terms of this Lease, subject to the following provisions:

(i)                         If Landlord does not exercise its Right to Recapture and Tenant does not deliver to Landlord Tenant’s Assignment/Sublet Notice (as set forth in Section 14.5) with respect to a proposed assignment of this Lease or subletting of the Premises within six (6) months of Landlord’s receipt of Tenant’s Marketing Notice, then Tenant shall be required to deliver an updated Tenant’s Marketing Notice and otherwise comply with the foregoing provisions before Landlord shall be required to make an election as to the exercise of its Right to Recapture.

(ii)                      If Landlord does not exercise its Right to Recapture and Tenant delivers to Landlord Tenant’s Assignment/Sublet Notice (as set forth in Section 14.5) with respect to a proposed assignment of this Lease or subletting of the Premises within six (6) months of Landlord’s receipt of Tenant’s Marketing Notice, and such Assignment/Sublet Notice shall disclose: (a) in the case of an assignment, a deviation of more than five percent (5%) of the Consideration paid to Tenant by the assignee stated in Tenant’s Marketing Notice, or (b) in the case of a sublease, a deviation of more than five percent (5%) of the Profits stated in Tenant’s Marketing Notice, then Landlord shall once again have the right to exercise its right to recapture with respect thereto.

14.5              Tenant’s Assignment/Sublet Notice. Except in the case of a Biotech Affiliated Entity (as defined in Section 14.7), if Tenant shall desire to assign this Lease or sublet all or part of the Premises, Tenant shall give Landlord notice thereof (“Tenant’s Assignment/Sublet Notice”), which shall be accompanied by, (a) at Tenant’s option, either (x) a conformed or photostatic copy of the proposed assignment or sublease (provided, however, that such proposed assignment or sublease need not be in executed form if accompanied by a writing signed by Tenant and the proposed assignee or subtenant indicating their intent to enter into the proposed assignment or sublease upon Landlord consenting thereto), and the proposed commencement date of which shall be at least thirty (30) days after the giving of Tenant’s Assignment/Sublet Notice, or (y) a copy of a letter of intent (the “Letter of Intent”) executed by or on behalf of Tenant and the proposed assignee or subtenant setting forth the material business terms of the proposed assignment or sublease, and the proposed commencement date of which shall be at least thirty (30) days after the giving of Tenant’s Assignment/Sublet Notice, and (b) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, and (c) current financial information with respect to the proposed assignee only (including, without limitation, its most recent financial statements and credit reports), which

Landlord agrees to keep confidential and execute any confidentiality agreement reasonably requested by the proposed assignee. In the event Landlord does not exercise its Right to Recapture (or does not possess such an option) pursuant to Section 14.4 above, and Tenant is not in an Event of Default, and Tenant has complied with all the provisions of Section 14, then Landlord shall notify Tenant of its decision to consent (and, if appropriate, deliver to Tenant its consent document) (“Landlord’s Consent”) within thirty (30) days of Landlord’s receipt of Tenant’s Assignment/Sublet Notice.

14.6            Legal and Administrative Costs. Upon Tenant’s execution and delivery of Landlord’s Consent (or, if there is no Landlord’s Consent, within five (5) Business Days of receipt of Landlord’s invoice), Tenant shall pay Landlord’s reasonable legal and administrative costs and expenses incurred in processing each of Tenant’s assignment and subletting requests, which shall be paid whether or not Landlord consents to such assignment or subletting.

14.7            Assignment and Subletting to a Biotech Affiliated Entity. The foregoing notwithstanding, if Tenant is not in an Event of Default under this Lease, Tenant may, on prior written notice to Landlord, but without Landlord’s prior written consent, assign this Lease or sublet the Premises or a portion of the Premises (without a physical subdivision thereof) to a Biotech Affiliated Entity of Tenant. A “Biotech Affiliated Entity” shall be defined as (i) any entity that controls, is controlled by, or is under common control with, Tenant (whether control is by direct management, contract or otherwise), or (ii) any entity that succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization; and both (a) has a net worth (exclusive of goodwill) after any assignment that is equal to or greater than Tenant’s net worth both at the time that this Lease is executed and immediately prior to the merger, consolidation or reorganization in question, and (b) complies with all of the terms, covenants, conditions, agreements and provisions of Section 8 of this Lease. Tenant must furnish Landlord with such documents and information as Landlord may reasonably require to substantiate Tenant’s compliance with the provisions of this Section 14.7 and the other applicable provisions of this Lease prior to the effective date of any assignment or subletting described in this Section 14.7. Nothing herein shall be deemed to permit: (x) any assignee to further assign this Lease or sublet the Premises or any portion of the Premises without Landlord’s prior written consent in accordance with the provisions of this Lease; or (y) any subtenant to assign its sublease or further sublet the Premises or any portion of the Premises to any other party without Landlord’s prior written consent in accordance with the provisions of this Lease.

15.                  ACCEPTANCE OF RENT; NEW DIRECTORY NAME.

15.1            Acceptance of Rent and/or New Directory Name. The acceptance of Rent and/or the listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby, elevator or elsewhere, shall not:

(a)                      Constitute a waiver of Landlord’s right to withhold consent to any subletting or assignment pursuant to Section 14;

(b)                     Be deemed an implied consent by Landlord to any subletting of all or any part of the Premises, to any assignment or transfer of this Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of this Lease; or

(c)                      Operate to vest any right or interest in this Lease or in the Premises.

15.2            Right to Remove New Directory Name. Subject to the provisions of Section 14, any such listing as described above shall constitute a privilege extended by Landlord to Tenant, and shall be immediately revocable at Landlord’s will by notice to Tenant.

16.                  EMINENT DOMAIN.

16.1              Termination Upon Taking of Whole. If the whole of the Premises shall be taken under the power of eminent domain, then this Lease shall terminate as of the date said Premises are so taken.

16.2              Termination Upon Partial Taking. If a portion of the Premises shall be taken under the power of eminent domain and the remaining portion would not, in the reasonable judgment of Landlord and Tenant, be adequate for the continued operation of Tenant’s business (even if the remaining Premises are restored and/or added to as provided for in Section 16.3 below), then this Lease shall terminate as of the date said Premises are so taken.

16.3              Restoration or Termination Upon Partial Taking. If a portion of the Premises shall be taken under the power of eminent domain and the remaining portion would not, in the reasonable judgment of Landlord and Tenant, be adequate for the continued operation of Tenant’s business (unless the remaining Premises are restored and/or added to as provided for in this Section 16.3), then Landlord shall have the option to restore the Premises, which may include the addition to the Premises of an amount of space contiguous to the Premises substantially equal in area to the portion taken, which (when used with the remaining Premises) will, in the reasonable judgment of Landlord and Tenant, be adequate for the continued operation of Tenant’s business. If Landlord elects to restore the Premises, it shall notify Tenant promptly of its decision to do so, and shall diligently proceed to restore such part of the Premises not taken and any contiguous space which Landlord may elect to add as provided for herein, to as near the former condition of the original Premises as the circumstances will permit, and Tenant shall continue to utilize said Premises for the operation of its business. If Landlord elects not to restore the Premises, then this Lease shall terminate as of the date said Premises are so taken. In addition, if Landlord elects to restore the Premises but has not completed the restoration of the Premises within three hundred sixty-five (365) days after the date of the taking, Tenant may terminate this Lease by written notice to Landlord at any time prior to Landlord’s completion and delivery of the Premises. In the event of any taking under the power of eminent domain which does not terminate this Lease as aforesaid, any obligation of Tenant under this Lease to pay rent and all of the other provisions of this Lease shall remain in full force and effect; provided, however, that the Fixed Rent and Additional Rent provided in this Lease shall be (a) equitably adjusted (on the basis of the number of square feet of the Premises before and after such taking), and (b) abated during any period in which Tenant is unable to operate its business from the Premises.

16.4              Apportionment of Award. Tenant shall have no claim against Landlord for any portion of the amount that may be awarded as damages as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat of such taking or condemnation); and all rights of Tenant to damages therefor are hereby assigned by Tenant to Landlord. The foregoing shall not, however, deprive Tenant of any separate award for moving expenses, dislocation damages or for any other award which would not reduce the award payable to Landlord.

16.5              Apportionment of Rent. If this Lease is terminated as provided in Section 16, all rent shall be paid up to the date that possession is taken by the governmental or quasi-governmental authority and Landlord shall make an equitable refund to Tenant of any rent or other amounts paid by Tenant which are applicable to any period after that date and not yet earned.

16.6              Duty to Arbitrate. If a portion of the Premises shall be taken under the power of eminent domain, and Tenant, in the exercise of “reasonable judgment”, determines that the remaining portion of said Premises would not be adequate for the continuation of Tenant’s business as conducted immediately prior to such taking, and if Landlord shall not agree with Tenant’s determination, then Landlord and Tenant shall promptly proceed to have the matter arbitrated in accordance with the Rules of the American Arbitration Association and such determination shall be final and binding upon the parties hereto.

17.                  FIRE OR OTHER CASUALTY.

17.1              In the event of damage to or destruction of the Premises caused by fire or other casualty, or any such damage to or destruction of the Building necessary to provide normal services and access to the Premises in accordance herewith (“Event of Casualty”), Landlord, after receipt of written notice thereof from Tenant, shall undertake to make repairs and restorations with reasonable diligence, unless this Lease has been terminated by Landlord or Tenant as hereinafter provided or unless any mortgagee which is entitled to receive casualty insurance proceeds fails to make available to Landlord a sufficient amount of such proceeds to cover the cost of such repairs and restorations. If (i) in Landlord’s reasonable judgment, the damage is of such nature or extent that more than one hundred eighty (180) days would be required (with normal work crews and normal work hours) to repair and restore the Premises (including any restoration of Tenant’s Work, Tenant’s Alterations or Tenant’s Personal Property) or the Building, as the case may be; or (ii) in Landlord’s reasonable judgment, the damage is of such nature or extent that it is uneconomical to repair and restore the Premises or the Building, as the case may be; or (iii) less than one (1) year then remains on the current Lease Term, Landlord shall so advise Tenant within thirty (30) days after the Event of Casualty (“Landlord’s Notice of Casualty”), and either party shall have ten (10) Business Days after receipt of Landlord’s Notice of Casualty to terminate this Lease by written notice to the other. If either party elects to terminate this Lease in the case described in clauses (i), (ii) or (iii) above, then the Lease Term shall expire ten (10) Business Days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the terms of this Lease.

17.2              In the event of fire or other casualty damage, provided this Lease is not terminated pursuant to the terms of Section 17.1 above and is otherwise in full force and effect, and sufficient casualty insurance proceeds are available for application to such repair and restoration, Landlord shall proceed diligently to repair and restore the Premises to substantially the same condition prior to the casualty occurrence. Landlord shall not be obligated to repair or restore (i) any of Tenant’s Work, (ii) any of Tenant’s Alterations, or (iii) any of Tenant’s Personal Property (as hereinafter defined), which Tenant may have installed (whether or not Tenant is required to remove or leave the same in the Premises as of the expiration or earlier termination of this Lease) unless Tenant, in a manner satisfactory to Landlord, assures payment in full of all costs as may be incurred by Landlord in connection therewith. In the event of fire or other casualty damage, provided this Lease is not terminated pursuant to the terms of Section 17.1 above and is otherwise in full force and effect, Tenant shall be entitled to repair and restore Tenant’s Work, Tenant’s Alterations and Tenant’s Personal Property simultaneously with Landlord’s restoration of the Premises and/or the Building, and Tenant shall proceed diligently to repair and restore the Premises to substantially the same condition prior to the casualty occurrence. Landlord and Tenant shall each take reasonable measures to ensure that Landlord’s contractors and Tenant’s contractors cooperate in all commercially reasonable ways with each other to avoid any delay in either Landlord’s restoration work or Tenant’s restoration work or any conflict with the performance of either Landlord’s restoration work or Tenant’s restoration work, Tenant acknowledging, however, that in the case of conflict that is not reasonably avoidable, the performance of Landlord’s restoration work shall have priority.

17.3              Landlord shall not insure (i) any of Tenant’s Work, (ii) any of Tenant’s Alterations, or (iii) any of Tenant’s Personal Property. Tenant shall, at its sole cost and expense, (a) insure the value of such Tenant’s Work, Tenant’s Alterations and Tenant’s Personal Property for the purpose of providing funds to Landlord to repair and restore the Premises as set forth above, or (b) repair and restore such Tenant’s Work, Tenant’s Alterations and Tenant’s Personal Property as described in Section 17.2.

17.4              The validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete the repair and restoration of the Premises or the Building within one hundred eighty (180) days after the commencement of work, even if Landlord had in good faith notified Tenant that the repair and restoration would be completed within such period, provided that Landlord proceeds diligently with such repair and restoration. In the case of damage to the Premises (or a portion thereof) which is of a nature or extent that Tenant’s continued occupancy or use of the Premises is in the reasonable judgment of Landlord and Tenant impaired, then the Fixed Rent and Additional Rent otherwise payable by Tenant hereunder shall be equitably abated or adjusted until the Premises are made suitable for Tenant’s occupancy. Notwithstanding anything contained herein to the contrary, if Landlord has not completed the repair and restoration of the Premises (including any restoration of Tenant’s Work, Tenant’s Alterations or Tenant’s Personal Property if Landlord is responsible for such work, but excluding any restoration of Tenant’s Work, Tenant’s Alterations or Tenant’s Personal Property if Tenant is responsible for such work) within three hundred sixty-five (365) days after the commencement of work, Tenant may terminate this Lease by written notice to Landlord at any time prior to Landlord’s completion and delivery of the Premises.

18.                  INSURANCE; WAIVER OF SUBROGATION.

18.1              Tenant’s Insurance.

(a)                      Personal Property. Tenant agrees that all risks (including that of fire or other casualty, theft or other harm, damage or loss) to Tenant’s Personal Property, including the loss of use of the same, shall be borne solely by Tenant. As used herein, “Personal Property” includes, but is not limited to, all tangible and intangible goods and accounts, inventory, merchandise, furniture, fixtures, equipment (including computer equipment and any data stored thereon) and systems. Tenant shall purchase and maintain insurance in an amount adequate to repair or replace or otherwise cover its Personal Property (and the Personal Property of others held or leased by Tenant or otherwise in the Premises), including any Alterations and Tenant’s Work.

(b)                     Business Interruption. Tenant shall maintain in full force and effect at all times, and at its own expense, business interruption insurance in an amount adequate to cover all Fixed Rent and Additional Rent due under this Lease for a period of twelve (12) months.

(c)                      Commercial General Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, commercial general liability insurance (including contractual, host liquor and personal injury liability insurance) in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 annual aggregate limit per location.

(d)                     Automobile Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, automobile liability insurance for owned, non-owned and hired vehicles in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per accident.

(e)                      Workers’ Compensation and Employers’ Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, the statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements.

(f)                        Excess / Umbrella Liability. Tenant shall maintain in full force and effect at all times, and at its own expense, umbrella liability coverage in an amount not less than $8,000,000.00 per occurrence. Umbrella liability coverage is to be in excess of the commercial general liability, automobile liability and employers’ liability requirements outlined in Sections 18.1 (c), (d) and (e) above.

(g)                     Other. Any other form or forms of insurance as Landlord may reasonably require from time to time (other than insurance that Landlord is required to maintain) in amounts and for insurable risks against which a prudent tenant would protect itself to the extent landlords of comparable “biotech” and/or “life science” commercial properties located in the greater Boston/Cambridge/Waltham area where the Building is located require their tenants to carry such other form(s) of insurance.

(h)                     The liability coverage in the insurance policies required in Sections 18.1 (c), (d), (f) and (g) above shall name Landlord Parties as additional insureds on a primary non-contributing basis. All insurance policies required in Sections 18.1 (a) – (g) above shall be issued by companies authorized to do business in Massachusetts with an A.M. Best’s financial rating of A- or better and a size class rating of X (10) or larger or otherwise reasonably acceptable to Landlord. At or prior to the Lease Commencement Date, Tenant shall deposit with Landlord a certificate of insurance (countersigned by the insurer) or evidence of insurance (in ACORD Form 28) or other proof satisfactory to Landlord for each of the insurance policies Tenant is required to carry in compliance with its obligations under this Lease. Such insurance policies shall contain a provision that the insurer will endeavor to provide Landlord Parties with at least thirty (30) days prior written notice before it cancels or refuses to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy. Tenant’s failure to obtain and maintain the required insurance shall constitute an Event of Default under this Lease. If Tenant shall fail to remedy such Event of Default within five (5) Business Days after written notice by Landlord, Tenant will be liable for any and all costs, liabilities, damages and penalties resulting to Landlord Parties from such termination, unless a written waiver of the specific insurance requirement(s) is provided to Tenant by Landlord Parties.

18.2              Insurance During Construction. In addition, during the performance of any construction by Tenant in the Premises, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause the general contractor performing the work to carry: (a) commercial general liability insurance in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 annual aggregate limit per location; (b) the statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements; (c) umbrella liability coverage in an amount not less than $5,000,000.00 per occurrence (to be in excess of the commercial general liability and employers’ liability requirements outlined in Sections 18.2 (a) and (b) above); and (d) all risk installation floater insurance (on the complete value / full coverage form) to protect Landlord’s interest and that of Tenant, contractors and subcontractors during the course of the construction with a limit of not less than the total replacement cost of the completed improvements under construction. Such contractor insurance policies shall name Landlord Parties as additional insureds on a primary non-contributing basis.

18.3              Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in full force and effect only to the extent permitted by law and only to the extent that the cost of repairing such damage is covered by insurance or would have been covered by insurance proceeds payable under any policy (including the deductible and/or uninsured portion thereof) required to be maintained under this Lease, but not so maintained. Each policy of such insurance shall, if obtainable from the insurer without additional expense, contain a waiver of subrogation by insurer against Landlord or Tenant, as the case may be. If the inclusion of such a provision would involve an additional expense, either party, at its expense, may require such a provision to be inserted in the other’s policy. In the event a party is unable to obtain such a waiver, it shall immediately notify the other of this inability. In the absence of such notification, each party shall be deemed to have obtained such a waiver of subrogation.

18.4              Landlord’s Insurance. Landlord shall, at all times during the Lease Term, keep the Building insured against fire and other casualty at its full replacement cost.

19.                  INSPECTION; ACCESS; CHANGES IN BUILDING FACILITIES.

19.1              Landlord and Landlord’s employees, contractors, agents and representatives may enter the Premises at any time in response to an emergency and upon at least two (2) Business Day’s prior notice to Tenant (unless the visit will unreasonably disturb Tenant’s lab conditions, in which case Tenant shall so advise Landlord and Landlord shall delay said visit for one (1) additional Business Day) (i) to examine, inspect and protect the Premises and the Building; (ii) to make such repairs, replacements and improvements as Landlord may deem necessary and reasonably desirable to the Premises and the Building; and (iii) during the last six (6) months of the Lease Term, or any extension or renewal thereof, to show it to prospective tenants. Landlord may, at any time, affix to any suitable part of the exterior of the Building in which the Premises is located a notice for letting the Premises or the Building or selling the Building. Notwithstanding anything to the contrary contained in this Section 19.1 or elsewhere in this Lease, (a) access to Tenant’s clean room areas must always be escorted by a representative of Tenant and must comply with all clean room procedures and precautions and other reasonable procedures promulgated by Tenant, (b) any access to the Premises by representatives of companies involved in competitive “biotech” and/or “life science” fields must comply with appropriate confidentiality procedures imposed by Tenant and must at all times be escorted by a representative of Tenant, and (c) the conditions, restrictions and limitations on access to the Premises apply to all instances of access to the Premises by Landlord or its representatives (except in response to an emergency) whether provided for in this Section 19.1 or provided for in other Sections of this Lease (for example, see access pursuant to Section 8.3 (b) above and Section 19.2 below).

19.2              Subject to the provisions of Section 8.3 (b) and Section 19.1, Landlord shall have access to and use of all areas in the Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrances), any roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, as well as access to and through the Premises for the purpose of operation, maintenance, decoration and repair. Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the demising walls, bearing columns and ceilings of the Premises, provided that the installation work is performed at such times and by such methods as will not materially interfere with Tenant’s use of the Premises, materially reduce the floor area thereof or materially and adversely affect Tenant’s layout, and further provided that Landlord performs all work with due diligence and care so as to not damage Tenant’s Personal Property or the Premises. Landlord and Tenant shall cooperate with each other in the location of Landlord’s and Tenant’s facilities requiring such access.

19.3              Landlord reserves the right at any time, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, foyers, passages, elevators, if any, and stairways thereof, and garages as it may deem necessary or desirable; provided, however, that the same does not materially and adversely affect Tenant’s use of or access to the Premises.

20.                  DEFAULT. Any other provisions of this Lease notwithstanding, it shall be a Tenant event of default (“Event of Default”) under this Lease if: (i) Tenant fails to pay any installment of Fixed Rent, Additional Rent or other sum payable by Tenant hereunder when due and such failure continues for a period of seven (7) days after its due date; or (ii) Tenant fails to perform or observe any other covenant, condition or agreement of this Lease and such failure continues after written notice given by or on behalf of Landlord to Tenant for more than thirty (30) days, provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within such thirty (30) day period and thereafter diligently pursues such cure to completion; or (iii) Tenant uses or occupies the Premises other than as permitted hereunder; or (iv) Tenant violates Sections 8, 14 or 18 of this Lease and such failure continues after written notice given by or on behalf of Landlord to Tenant for more than ten (10) days; or (v) Tenant abandons or vacates the Premises without payment of Rent; or (vi) Tenant files a petition commencing a voluntary case, or has filed against it a petition commencing an involuntary case, under the Federal Bankruptcy Code (Title 11 of the Unites States Code), as now or hereafter in effect, or under any similar law, or files or has filed against it a petition or answer in bankruptcy or for reorganization or for an arrangement pursuant to any state bankruptcy or insolvency law or any similar state law, and, in the case of any such involuntary action, such action shall not be dismissed, discharged or denied within ninety (90) days after the filing thereof, or Tenant consents to or acquiesces in the filing thereof; or (vii) if Tenant is a banking organization, Tenant files an application for protection, voluntary liquidation or dissolution applicable to banking organizations; or (viii) a custodian, receiver, trustee or liquidator of Tenant or of all or substantially all of Tenant’s Personal Property or of the Premises shall be appointed in any proceedings brought by or against Tenant and, in the latter case, such entity shall not be discharged within ninety (90) days after the appointment thereof, or Tenant consents to or acquiesces in the appointment thereof; or (ix) Tenant shall generally not pay Tenant’s debts as such debts become due, or shall admit in writing its inability to pay its debts as they become due, or shall make an assignment of Tenant’s lease obligations for the benefit of or enter into an agreement with its creditors; or (x) any of the circumstances set forth in clauses (vi), (viii) or (ix) occurs as to any guarantor or surety of Tenant’s performance under this Lease (a “Guarantor”), or such Guarantor defaults under or is in breach of any provision under its guaranty or suretyship agreement; or (xi) Landlord shall determine that any financial or other information provided to Landlord by or on behalf of Tenant or Guarantor shall be or have been materially false or misleading; or (xii) there is committed by Tenant any other act or omission which is stated in this Lease to be an Event of Default. The grace period provision in clause (i) above and the notice and grace period provision in clause (ii) above shall have no application to the Events of Default referred to in clauses (iii) through (xii) above.

21.                  LANDLORD’S RIGHTS AND REMEDIES.

21.1              Landlord’s Remedies. In addition to all other rights and remedies of Landlord, if an Event of Default shall occur, Landlord may, at its option, at any time thereafter exercise any one or more of the following remedies:

(a)                      Termination of Lease. Landlord may terminate this Lease, by written notice to Tenant, without any right by Tenant to reinstate its rights by payment of rent due or other performance of the terms and conditions hereof. Upon such termination Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall immediately become entitled to receive from Tenant an amount equal to the difference between the aggregate of all Fixed Rent and Additional Rent reserved under this Lease for the balance of the Lease Term, and the fair rental value of the Premises for that period, determined as of the date of such termination.

(b)                     Reletting. With or without terminating this Lease, as Landlord may elect, Landlord may re-enter and repossess the Premises, or any part thereof, and lease them to any other person upon such terms as Landlord shall deem reasonable for a term within or beyond the term of this Lease; provided, that any such reletting prior to termination shall be for the account of Tenant, and Tenant shall remain liable for (i) all Fixed Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant after deducting from such proceeds all of Landlord’s commercially reasonable expenses, including employees’ expenses, attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), incurred as a result of Tenant’s breach of this Lease. Landlord agrees to use commercially reasonable efforts to mitigate its damages in connection with the occurrence of an Event of Default under this Lease by Tenant (which efforts shall include reletting the Premises); provided, however, Landlord shall have no obligation to relet the Premises (x) if Landlord, or any of its affiliates, have other comparable space available for rent, (y) for a rental less than the fair market rental then prevailing for other comparable space, or (z) under terms and conditions that are unacceptable to Landlord. If the Premises are at the time of default sublet or leased by Tenant to others, Landlord may, as Tenant’s agent, collect rents due from any subtenant or other tenant and apply such rents to the rent and other amounts due hereunder without in any way affecting Tenant’s obligation to Landlord hereunder. Such agency, being given for security, is hereby declared to be irrevocable.

(c)                      Acceleration of Rent. Landlord may declare Fixed Rent and all items of Additional Rent (the amount thereof to be based on historical amounts and Landlord’s estimates for future amounts) for the entire balance of the then current Lease Term immediately due and payable, together with all other charges, payments, costs, and expenses payable by Tenant as though such amounts were payable in advance on the date the Event of Default occurred.

(d)                     Removal of Contents by Landlord. With respect to any portion of the Premises which is vacant or which is physically occupied by Tenant, Landlord may remove all persons and property therefrom, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

(e)                      INTENTIONALLY DELETED

(f)                        Deferred/Abated Rent/Unamortized Costs. Landlord may declare any deferred or abated rent under this Lease and any unamortized costs of improvements made by Landlord to the Premises and any unamortized brokerage commissions paid or payable by Landlord in connection with this Lease immediately due and payable.

(g)                     Consequential Damages. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be liable for any consequential or indirect damages of Landlord except as a result of Tenant’s failure to (i) surrender the Premises (for more than thirty (30) days after the expiration or earlier termination of this Lease) as provided for in Section 27; or (ii) perform its removal and repair obligations (for more than thirty (30) days after the expiration or earlier termination of this Lease) as provided for in Section 28.

21.2              Injunction. In the event of breach by Tenant of any provision of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity in addition to other remedies provided for herein.

21.3              Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event this Lease is terminated, or in the event of Landlord obtaining possession of the Premises, or in the event Tenant is evicted or dispossessed for any cause, by reason of violation by Tenant of any of the provisions of this Lease.

21.4              Not Exclusive Right. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity by or by statute.

21.5              Expenses. In the event that Landlord commences suit for the repossession of the Premises, for the recovery of Fixed Rent or Additional Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant or provision herein contained on the part of Tenant to be kept or performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred in connection therewith, including reasonable attorneys’ fees, through all appeals and in any bankruptcy proceedings. In the event that Tenant commences suit for damages resulting from the breach of any covenant or provision herein contained on the part of Landlord to be kept or performed, and a breach shall be established, Landlord shall pay to Tenant all expenses incurred in connection therewith, including reasonable attorneys’ fees, through all appeals and in any bankruptcy proceedings.

22.                  LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT. If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant (beyond any applicable grace or cure period), then Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of Landlord’s expense to Tenant, with interest accruing and payable thereon at the Default Rate as of the date of the expenditure by Landlord or as of the date of payment thereof by Tenant, whichever is higher, from the date paid or incurred by Landlord to the date of payment hereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Fixed Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such default by Tenant or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

23.                  ESTOPPELS.

23.1              Tenant Estoppel Certificate. Upon request, and within ten (10) Business Days written notice given by or on behalf of Landlord, Tenant shall execute and deliver to Landlord, as appropriate, a Tenant Estoppel Certificate substantially similar to the form attached hereto as Exhibit “G”, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Landlord may be dealing. Tenant’s failure to execute and deliver the Tenant Estoppel Certificate within ten (10) Business Days notice shall serve to irrevocably appoint Landlord as Tenant’s attorney-in-fact to execute and deliver such certificate for and on behalf of Tenant.

23.2              Landlord Estoppel Certificate. Upon request, and within ten (10) Business Days written notice given by or on behalf of Tenant, Landlord shall execute and deliver to Tenant, as appropriate, an estoppel certificate certifying (to the extent correct, or if incorrect specifying why incorrect) (a) the form of this Lease and all amendments thereto, (b) that this Lease is in full force and effect, (c) whether there are any known defaults outstanding on behalf of Landlord or Tenant, and (d) any other matter reasonably requested (it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Tenant may be dealing).

24.                  SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT.

24.1              This Lease and the estate, interest and rights hereby created are subordinate to any mortgage now or hereafter placed upon the Building or the Land or any estate or interest therein, including, without limitation, any mortgage on any leasehold estate, and to all renewals, modifications, consolidations, replacements and extensions of the same as well as any substitutions therefor, subject, however, to any such mortgagee’s agreement that Tenant’s right to possession of the Premises shall not be disturbed and Tenant’s other rights hereunder shall not be adversely affected by any foreclosure of such mortgage. Tenant agrees that in the event any person, firm, corporation or other entity acquires the right to possession of the Building or the Land, including any mortgagee or holder of any estate or interest having priority over this Lease, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity, upon the same terms and conditions as are set forth herein for the balance of the Lease Term, subject to the non-disturbance provisions set forth above. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

24.2              Upon request, and within ten (10) Business Days written notice given by or on behalf of Landlord, any mortgagee, any ground or superior lessor of the Building or the Land, or other successor to the interests of Landlord thereto, Tenant shall execute and deliver, as appropriate, any instruments in recordable form as may be required by such parties, including a Subordination, Non-Disturbance and Attornment Agreement substantially similar to the form attached hereto as Exhibit “H” in order to confirm or effect the subordination or priority of this Lease, as the case may be, and the attornment of Tenant to future landlords in accordance with the terms of Section 24 and such parties’ requirements. Tenant’s failure to execute and deliver the Subordination, Non-Disturbance and Attornment Agreement within ten (10) Business Days notice shall serve to irrevocably appoint Landlord as Tenant’s attorney-in- fact to execute and deliver such agreement for and on behalf of Tenant.

25.                  CONDOMINIUM CONVERSION CONTINGENCY.

25.1              The Premises are located in the Building which is erected on the Land which comprises the Property owned by Landlord.

25.2              The Property may be further enlarged and/or improved with additional buildings (provided that no such enlargements or improvements shall have a material adverse impact on Tenant’s rights under this Lease).

25.3              Landlord, on behalf of itself and its successors and assigns, reserves the right to convert the Property, and all of the buildings now or hereafter located thereon, to the condominium form of ownership pursuant to Massachusetts General Laws Chapter 183A (the “Condominium”).

25.4              Upon the conversion of the Property to the Condominium, Tenant will cooperate in the negotiation and execution of commercially reasonable documentation which confirms that the Premises will be described in the Master Deed of the Condominium (the “Master Deed”) as part or all of a unit in the Condominium (the “Unit”) and shall be subject to said Master Deed and also to an agreement which governs the rights and obligations of the owners of such units (the “Declaration of Trust”) (the Master Deed, the Declaration of Trust and any by-laws and rules or regulations promulgated thereunder are referred to collectively as the “Condominium Documents”).

25.5              Landlord and its successors and assigns shall be subject to the Condominium Documents.

25.6              Tenant agrees that in connection with the creation of the Condominium, Tenant will cooperate in the negotiation and execution of commercially reasonable documentation which confirms that this Lease shall be subject and subordinate to the Condominium Documents and that Tenant’s leasehold interest will be converted to a leasehold interest in all or a demised portion of an individual unit in the Condominium and an interest in common with others to use common areas of the Condominium that are ancillary to Tenant’s Premises under this Lease. The Condominium Documents shall provide commercially reasonable protection of Tenant’s existing rights under this Lease with the intent that Tenant’s use and occupancy of the Premises and all appurtenant rights under this Lease (including, without implied limitation, the right to have the Building Rules and Regulations under this Lease uniformly enforced against all tenants of the Building) shall not be adversely affected. As applicable, the trustees under the Declaration of Trust and any owners of other units in the Condominium shall enter into supplemental agreements recognizing the rights of Tenant under this Lease. Tenant’s leasehold interest under this Lease is confirmed to be the superior interest in the Building, Land and Property relative to any subsequently imposed Condominium Documents, and the subordination of this Lease to any subsequently imposed Condominium Documents can only be effected by the execution by Tenant of a subordination agreement as referred to above.

25.7              Landlord agrees that in connection with the creation of the Condominium, Landlord will (a) submit the Condominium Documents to Tenant for Tenant’s review, and (b) reimburse Tenant’s attorneys’ fees up to $1,500.00 for such review.

26.                  FINANCIAL STATEMENTS. Upon request, and within fifteen (15) Business Days written notice given by or on behalf of Landlord (but no more than once per calendar year), Tenant shall furnish Landlord with (a) certified financial statements from its accountants (including, without limitation, its most recent balance sheet, year-to-date operating statement and profit and loss statement) reflecting Tenant’s current financial condition, and (b) written evidence of ownership and management of Tenant and any Biotech Affiliated Entity (as such term is defined in Section 14.7). Notwithstanding the foregoing, Tenant shall have no obligation to deliver any financial statements as long as it is a publicly traded company.

27.                  HOLDING OVER. If Tenant retains possession of the Premises or any part thereof after the termination of this Lease or expiration of the Lease Term or otherwise in the absence of any written agreement between Landlord and Tenant concerning any such continuance of the term, Tenant shall pay Landlord (i) as liquidated damages for such holding over alone, an amount, calculated on a per diem basis for each day of such unlawful retention, equal to the greater of (a) 200% of the Annual Fixed Rent, or (b) the established market rental for the Premises, for the time Tenant thus remains in possession, plus, in each case, all Additional Rent and other sums payable hereunder, and (ii) all other damages, costs and expenses sustained by Landlord by reason of Tenant’s holding over more than thirty (30) days. Without limiting any rights and remedies of Landlord resulting by reason of the wrongful holding over by Tenant, or creating any right in Tenant to continue in possession of the Premises, all Tenant’s obligations with respect to the use, occupancy and maintenance of the Premises shall continue during such period of unlawful retention.

28.                  YIELD UP.

28.1              Covenant. Tenant agrees, on or before the expiration or earlier termination of this Lease, to (a) surrender all keys to the Premises and make known the key or combination for all locks or security devices remaining in the Premises; (b) remove, at Tenant’s sole cost and expense, any and all of Tenant’s

Personal Property, whether or not attached to the Building, and any Alterations as Landlord may require in accordance with the provisions of this Lease; (c) repair, at Tenant’s sole cost and expense, any and all damage to the Premises caused by the removal of Tenant’s Personal Property and Alterations; (d) decommission the Premises as required by Section 28.2; and (e) peaceably yield up the Premises, broom clean and in good order, condition and repair, reasonable wear and tear, fire and other casualty excepted. In no event shall Tenant be required to surrender the Premises in any better condition than they were in on the Lease Commencement Date or thereafter improved.

28.2              Tenant’s Removal Obligation. No later than thirty (30) days prior to the expiration or earlier termination of this Lease, Landlord and Tenant shall jointly inspect the Premises and agree upon a specific list of items which Tenant shall be required to remove from the Premises. Tenant shall then proceed to remove any and all required items, and repair any and all damage to the Premises caused by such removal. Landlord specifically agrees that Tenant shall have no obligation to remove Tenant’s Work (i.e., Tenant’s initial improvements to the Premises as shown on the Tenant Plans incorporated by reference as Exhibit “L”). Tenant shall patch or cap any damage to the Premises caused by the removal of Tenant’s Personal Property and Alterations, but shall not be required to further repair such damage. Further, Tenant shall clean and otherwise decommission (or, at Tenant’s election, remove) all process piping, process supply lines, process waste lines and process plumbing in the Premises, and all exhaust or other ductwork in the Premises, in each case which has carried or released any Hazardous Materials other than the permitted Hazardous Materials (the “Permitted Hazardous Materials”), a list of which is attached hereto as part of Exhibit “M”, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 28.2 to be issued. Within thirty (30) days after completion of such cleaning and decommissioning as to the Building, Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or a qualified industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of such Building and shall show:

(a)                      That the Hazardous Materials carried or processed by such supply lines, waste lines and plumbing or released through such exhaust or ductwork, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the remaining process piping, process supply lines, process waste lines and process plumbing, and all such exhaust or other ductwork, may be disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials (excluding asbestos or asbestos-containing materials), without incurring special costs (as hereinafter defined) or undertaking special procedures (as hereinafter defined) for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials (excluding asbestos or asbestos-containing materials or any Hazardous Materials currently existing as part of the Building or other improvements) and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials (excluding asbestos or asbestos-containing materials or any Hazardous Materials currently existing as part of the Building or other improvements); and

(b)                     That the Premises may be reoccupied for use consistent with Tenant’s Permitted Uses, demolished or renovated without taking any special precautions for Hazardous Materials (excluding (x) asbestos or asbestos-containing materials and (y) any Hazardous Materials currently existing as part of the Building or other improvements), without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials (excluding (x) asbestos or asbestos-containing materials and (y) any Hazardous Materials currently existing as part of the Building or other improvements), and without incurring regulatory requirements or giving notice in connection with Hazardous Materials (excluding (x) asbestos or asbestos-containing materials and (y) any Hazardous Materials currently existing as part of the Building or other improvements).

(c)                      For purposes of Sections 28.2 (a) and (b): (i) materials previously or hereafter generated from operations by Tenant shall not be deemed part of the Building or other improvements, and (ii) “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. At Tenant’s request, Landlord will notify Tenant if Landlord intends to demolish the applicable portion of the Premises or substantially rehabilitate the applicable portion of the Premises, and in that event, Landlord shall give Tenant Landlord’s good faith estimate of the costs to Landlord of removing any of the property otherwise required to be removed by Tenant hereunder, and Tenant may elect, instead of removing any of such property, to make eighty percent (80%) of such payment to Landlord in satisfaction of Tenant’s removal obligation; provided, that in any such event, Landlord may require Tenant to remove from the Premises the Hazardous Materials provided for above. Notwithstanding anything to the contrary above, provided Tenant (w) limits the Hazardous Materials carried in the process piping, process supply lines, process waste lines or process plumbing in the Premises to the Permitted Hazardous Materials; and (x) complies with all existing and future Legal Requirements, including but not limited to securing any required governmental permits, licenses and authorizations necessary for the use, storage and disposal of the Permitted Hazardous Materials; and (y) both furnishes Landlord with, and obtains Landlord’s consent of (such consent not to be unreasonably withheld, conditioned or delayed), Tenant’s protocol for the use, storage and disposal of the Permitted Hazardous Materials (which protocol is attached hereto as part of Exhibit “M”); and (z) does not otherwise negatively impact the condition of any process piping, process supply lines, process waste lines or process plumbing (such negative impact to be measured by pre- and post- tenancy condition tapes), then Landlord agrees that Tenant shall not be required to remove any such process piping, process supply lines, process waste lines or process plumbing in the Premises in order to satisfy its cleaning and decommissioning requirements set forth hereunder.

28.3              Certain Rights of Landlord. If Tenant fails to perform its removal obligations hereunder, Landlord, without limiting Landlord’s other rights and remedies under this Lease, (a) may treat such failure as a hold over and/or (b) may, on ten (10) Business Days prior written notice to Tenant, perform such obligations at Tenant’s sole cost and expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such work. In addition, any such reimbursement shall include a five percent (5%) administrative fee to cover Landlord’s overhead in undertaking such work. The reimbursement and administrative fee shall be Additional Rent. Tenant’s removal obligations under this Section shall survive the termination of this Lease. Any items of Tenant’s Personal Property or trade fixtures which remain in the applicable portion of the Premises after the expiration date of the applicable Lease Term may, on ten (10) Business Days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

29.                  PERSONAL PROPERTY TAXES. Tenant agrees to pay, on or before the due date thereof, all taxes charged, assessed or imposed upon the Personal Property (including, without limitation, furniture, fixtures and equipment) of Tenant in or about the Premises.

30.                  BROKERS. Each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Lease, and each will indemnify and defend the other from any all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Section 30 except for Richards Barry Joyce & Partners, representing Landlord exclusively, and T3 Advisors, representing Tenant exclusively. Landlord will pay any commission due to the broker(s) hereunder pursuant to its separate agreement with the broker(s) hereunder subject to execution and delivery of this Lease by Landlord and Tenant.

31.                  NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, by messenger or by an express delivery service (FedEx, UPS, DHL, etc.), then if and when delivered (or if delivery is refused, when refused) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (ii) if mailed, then on the third Business Day following the date on which such communication is deposited in the United States mails, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby). Notice by counsel to a party shall be deemed notice from such party.

31.1	If to Landlord:	Intercontinental Fund III 830 Winter Street, LLC c/o Intercontinental Management Corp. 1270 Soldiers Field Road Boston, MA 02135 ATTN: Scott Kelly

31.2	With a copy to:	Bradley & Associates 1270 Soldiers Field Road Boston, MA 02135 ATTN: James M. Bradley, Esq.

31.3	If to Tenant before the Rent Commencement Date:	ImmunoGen, Inc. 128 Sidney Street Cambridge, MA 2139 ATTN: Chief Financial Officer

31.4	If to Tenant after the Rent Commencement Date:	ImmunoGen, Inc. 830 Winter Street Waltham, MA 02451 ATTN: Chief Financial Officer

31.5	With a copy to:	Looney, Cohen, Reagan & Aisenberg LLP 33 Broad Street Boston, MA 02109 ATTN: James H. Cohen, Esq.

32.                  MISCELLANEOUS.

32.1              Authority. Each party represents and warrants that it is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.

32.2              Successors and Assigns. The obligations of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Landlord and each successive owner of the Building shall be liable only for obligations accruing during the period of its ownership or interest in the Building, and from and after the transfer by Landlord or such successive owner of its ownership or other interest in the Building, Tenant shall look solely to the successors in title for the performance of Landlord’s obligations hereunder arising thereafter.

32.3              Waivers. No delay or forbearance by Landlord in exercising any right or remedy hereunder or in undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter.

32.4              Waiver of Trial by Jury. Tenant hereby consents to the exclusive jurisdiction of the courts of the state where the Premises are located in any and all actions or proceedings arising under this Lease, and irrevocably agrees to service of process in accordance with Section 31 above. Landlord and Tenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Premises and/or any claim of injury or damage and any emergency or any other statutory remedy.

32.5              Limitation of Landlord’s Liabilities. Tenant shall look solely to the Premises and rents derived therefrom and Landlord’s insurance proceeds for enforcement of any obligation hereunder or by law assumed or enforceable against Landlord, and no other property or other assets of Landlord shall be subjected to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of landlord and tenant hereunder or Tenant’s use and occupancy of the Premises.

32.6              Time of the Essence. All times, wherever specified herein for the performance by Landlord or Tenant of their respective obligations hereunder, are of the essence of this Lease.

32.7              Severability. Each covenant and agreement in this Lease shall for all purposes be construed to be a separate and independent covenant or agreement. If any provision in this Lease or the application thereof shall to any extent be invalid, illegal or otherwise unenforceable, the remainder of this Lease, and the application of such provision other than as invalid, illegal or unenforceable, shall not be affected thereby; and such provisions of this Lease shall be valid and enforceable to the fullest extent permitted by law.

32.8              Headings and Terms. The title and headings of this Lease are for convenience of reference only and shall not in any way be utilized to construe or interpret the agreement of the parties as otherwise set forth herein. The term “Landlord” and term “Tenant” as used herein shall mean, where appropriate, all persons acting by or on behalf of the respective parties, except as to any required approval, consents or amendments, modifications or supplements hereunder when such terms shall only mean the parties originally named on the first page of this Lease as Landlord and Tenant, respectively, and their agents so authorized in writing.

32.9              Lease Not Binding Until Executed and Delivered. This Lease shall not bind Landlord unless and until it has been signed and delivered by Tenant, received and accepted by Landlord, and then countersigned and redelivered by Landlord to Tenant.

32.10        Counterparts. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same lease agreement.

32.11        Amendment and Modification. This Lease, including all Exhibits and Addenda attached hereto, each of which is incorporated in this Lease, contains the entire agreement between the parties hereto, and shall not be amended, modified or supplemented unless by agreement in writing signed by both Landlord and Tenant.

32.12        Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Massachusetts.

32.13        Cross-Default. If there is more than one lease between Landlord and Tenant, or any Biotech Affiliated Entity (as hereinbefore defined), for space in the Building, a default under one lease shall be deemed to be a default under both leases.

33.                  PARKING. Pursuant to all covenants, conditions and agreements of this Lease, Landlord hereby authorizes for use by Tenant, at no additional charge to Tenant, up to 2.8 non-reserved, first-come, first-served parking spaces per 1,000 rentable square feet of the Premises leased hereunder, which is currently two hundred forty-nine (249) non-reserved, first-come, first-served parking spaces (such parking spaces to be allocated as follows: 2.4 non-reserved, first-come, first-served “surface” parking spaces per 1,000 rentable square feet of the Premises leased hereunder, and 0.4 non-reserved, first-come, first-served “garage” parking spaces per 1,000 rentable square feet of the Premises leased hereunder). Landlord reserves the right to rearrange the configuration of any parking spaces, assign particular spaces to other tenants of the Building, and otherwise change or alter the “surface” or “garage” parking in any manner whatsoever, so long as Tenant is not deprived of the use of two hundred forty-nine (249) parking spaces in the allocated ratios set forth above. Landlord does not assume any responsibility for, and shall not be liable for, any damage, loss or theft (of any nature whatsoever) to or of any automobiles or other vehicles, or any contents or other Personal Property located therein, while in or about the surface parking lot or structured parking garage.

34.                  SIGNAGE. Landlord, at its sole cost and expense, may modify the signage plan of the Property in place as of the Lease Commencement Date, so long as Landlord shall provide appropriate signage and monuments directing Tenant’s employees and customers to the Building and the Premises. Any such changes to the signage plan shall be subject to obtaining any necessary permits from the City of Waltham or as required by other local law, regulation or ordinance. Tenant, at Landlord’s sole cost and expense, shall have the right to place its corporate name at (i) the entrance to the Premises, (ii) the Building lobby directory, (iii) the Building monument sign, and (iv) the entrance to the office park, each in accordance with any applicable Building Rules and Regulations. Tenant’s corporate logo has been approved by Landlord in the form attached hereto as Exhibit “O” and Tenant may incorporate its corporate logo into its signage as set forth in sub- (i), (ii) and (iii) above. All tenant signage shall be of similar size. No tenant shall enjoy signage on the exterior of the Building unless it shall lease and occupy more than fifty percent (50%) of the Building’s total rentable area; provided, however, Tenant, at Tenant’s sole cost and expense, shall have the right to place its corporate name on the exterior of the Building as long as Tenant continues to occupy the entire Premises leased hereunder. Tenant agrees not to install, inscribe, paint, affix or otherwise display any sign or advertisement on any part of the Premises or the Building that can be seen from outside of the Premises or the Building without Landlord’s prior written consent.

35.                  RIGHT OF FIRST OFFER. Provided that Tenant shall not be in an Event of Default at the time of Landlord’s Notice of RoFO Premises (as hereinafter defined) beyond any applicable grace period, and subject to any pre-existing rights, Tenant shall have an ongoing right of first offer to lease any space that becomes available in the Building (the “RoFO Premises”). The Annual Fixed Rent for the RoFO Premises shall be one hundred percent (100%) of the Fair Market Rental (as defined in Section 37 below).

All other non-economic terms of this Lease shall apply, subject to the following additional terms and conditions:

35.1              Before Landlord offers to lease the RoFO Premises to a third party, Landlord shall offer to lease such space to Tenant in writing (“Landlord’s Notice of RoFO Premises”). Tenant shall then have seven (7) Business Days from receipt of Landlord’s Notice of RoFO Premises to accept the economic terms and conditions of Landlord’s Notice of RoFO Premises by notifying Landlord, in writing, of its intent to lease the RoFO Premises on said terms and conditions.

35.2              If Tenant does not so notify Landlord of its intent to lease the RoFO Premises, then Tenant shall have no further right to lease the RoFO Premises, provided that if Landlord fails to execute a lease agreement for the RoFO Premises with a third party upon substantially the same economic terms and conditions as those set forth in Landlord’s Notice of RoFO Premises within one hundred eighty (180) days of said seven (7) Business Day period, Tenant’s right to lease the RoFO Premises shall revive and be in full force and effect. For the purpose of this Section 35.2, the RoFO Premises refers to the specific individual RoFO Premises contained in Landlord’s Notice of RoFO Premises.

35.3              If Tenant notifies Landlord of its intent to lease the RoFO Premises, Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within fifteen (15) Business Days from receipt thereof, an amendment to the Lease which contains all of the terms and conditions set forth in Landlord’s Notice of RoFO Premises, and such modifications to the Lease as may be necessary to reflect the inclusion of the RoFO Premises. If Tenant fails to execute and deliver said amendment within said fifteen (15) Business Day period, Tenant’s right to lease the RoFO Premises shall terminate, and Landlord shall have no further obligation to lease the RoFO Premises to Tenant and may lease the RoFO Premises (or any portion thereof) to another party upon such terms and conditions as Landlord may deem appropriate, free and clear of any rights in favor of Tenant contained herein; provided, however, that so long as Tenant is diligently and timely continuing to pursue the execution of such Lease amendment to completion as provided for herein, Landlord agrees to extend the fifteen (15) Business Day period referenced above for an additional fifteen (15) Business Days.

35.4              Tenant may not assign, mortgage, pledge, encumber or otherwise transfer its interest or rights under Section 35 (other than in connection with an assignment of this Lease or a subletting of the Premises in its entirety), and any such purported transfer or attempt to transfer shall be null and void and without effect, shall terminate Tenant’s rights under Section 35, and shall constitute a default under this Lease.

35.5              Notwithstanding anything to the contrary contained herein, if and only if Landlord’s Notice of RoFO Premises is given within the last twenty-four (24) months of the Lease Term (as the same may be extended), Tenant’s right of first offer to lease the RoFO Premises shall be subject to Tenant’s extension of the Lease Term for the Premises to meet the Lease Term offered for the RoFO Premises so that the Premises and the RoFO Premises both expire on the same date. In such event, the Fixed Rent for the Premises and the RoFO Premises for such additional period shall be one hundred percent (100%) of the Fair Market Value (as defined in Section 37 below).

36.                  EXTENSION OPTION. Provided that Tenant shall not be in an Event of Default at the time of Tenant’s Extension Notice (as hereinafter defined) beyond any applicable grace period, Tenant shall have two (2) options (each an “Extension Option”) to extend the Lease Term, each for an additional five (5) years (each an “Extension Term”), independent of Tenant’s obligation to extend the Lease Term pursuant to Section 35.5 above. Tenant must exercise the Extension Option by providing written notice of election to Landlord (the “Extension Notice”) not more than fifteen (15) months nor fewer than twelve

(12) months prior to the scheduled expiration of the Lease Term (as the same may be extended). The Annual Fixed Rent in and for the Extension Term shall be one hundred percent (100%) of the Fair Market Rental (as defined in Section 37 below). All other non-economic terms of this Lease shall apply during any Extension Term.

37.                  FAIR MARKET RENTAL.

37.1              Fair Market Rental. As used herein, “Fair Market Rental” means the Fixed Rent per annum which Landlord could reasonably expect to obtain from a third party for the Premises or the RoFO Premises (as the case may be) if Landlord put the same on the market for lease in “as is” condition for a term corresponding to the term offered hereunder.

37.2              Fair Market Rental During Any Extension Term. With respect to Sections 35.5 and 36 only, if Landlord and Tenant are unable to reach a written agreement as to the Fair Market Rental ninety (90) days prior to the beginning of any Extension Term, such dispute shall be resolved exclusively by resort to the Arbitration (as hereinafter defined). Pending the initiation or outcome of the Arbitration, Tenant shall not withhold any rents demanded by Landlord.

37.3              Arbitration. The “Arbitration” shall operate as described in this paragraph. Within fifteen (15) days after the period for Landlord and Tenant to reach a written agreement has expired without them having reached a written agreement on the Fair Market Rental as described above, Landlord shall choose a person who is then (and for the previous five (5) years has been) a licensed real estate broker engaged in leasing comparable “biotech” and/or “life science” commercial properties located in the greater Boston/Cambridge/Waltham area where the Building is located (and obtain the acceptance of the person chosen) to act as one of the arbitrators, Tenant shall choose a person who is then (and for the previous five (5) years has been) a licensed real estate broker engaged in leasing comparable “biotech” and/or “life science” commercial properties located in the greater Boston/Cambridge/Waltham area where the Building is located (and obtain the acceptance of the person chosen) to act as one of the arbitrators, and each party shall notify the other of the name, address and telephone number of the person who has been selected by it and has agreed with it to act as an arbitrator. The two arbitrators (i.e., the one selected by Landlord and the one selected by Tenant) shall endeavor to reach an agreement as to what the Fair Market Rental should be; and if the two arbitrators cannot agree in writing on what the Fair Market Rental should be at least forty-five (45) days prior to the beginning of the Extension Term, they shall choose a third person (who is a licensed real estate broker engaged in leasing comparable “biotech” and/or “life science” commercial properties located in the greater Boston/Cambridge/Waltham area where the Building is located) mutually acceptable to them (and obtain the acceptance of such selection from the person they have selected) to act as the third arbitrator. The arbitrators selected by Landlord and Tenant shall each prepare their own determination of the figure (the “Proposed Determination”) that should be the Fair Market Rental and submit their respective Proposed Determinations in writing to the third arbitrator promptly after the third arbitrator is chosen. The third arbitrator shall meet with the first two arbitrators to review and discuss the Proposed Determination submitted by each of them, and promptly thereafter issue his or her own determination in writing to Landlord and Tenant. The determination of the third arbitrator shall be made on the basis of which Proposed Determination submitted by the other two arbitrators is closest to what the third arbitrator believes the Fair Market Rental should be, and such determination of the third arbitrator must be made only by his or her selecting one of the Proposed Determinations previously submitted in writing by the other arbitrators. The determination of the third arbitrator (or the determination mutually agreed to by the first two arbitrators, if such written agreement is reached by them before the selection of a third arbitrator is required) shall be binding and conclusive on Landlord and Tenant.

38.                  ANCILLARY SPACE. Landlord understands that Tenant may require emergency back-up power in connection with the operation of Tenant’s business which would necessitate the installation and operation of an emergency back-up generator and fuel tank (such fuel tank not to exceed 1,000 gallon capacity), together with related equipment, mountings and supports (collectively, “Tenant’s Generator”), and one (1) CO2 tank, one (1) N2 (gas nitrogen) tank, and one (1) LN2 (liquid nitrogen) tank (collectively, “Auxiliary Tanks”), adjacent to, or on the roof of, the Building. Landlord will make available to Tenant, at no additional charge to Tenant, either (but not both) such adjacent space or rooftop space (the “Ancillary Space”) in a location to be determined by agreement of Landlord and Tenant, and as shown on Exhibit “P” attached hereto and made part of hereof, and upon the terms and conditions set forth below:

38.1              The Ancillary Space shall be used only for housing and operating Tenant’s Generator and Auxiliary Tanks as approved in writing by Landlord. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that Tenant’s Generator and Auxiliary Tanks (a) will not affect the structural integrity of the Building; (b) will not negatively impact the roof or the roof membrane; (c) will not interfere with any Building equipment operated by Landlord; and (d) will comply with all Legal Requirements.

38.2              Tenant shall not install or operate Tenant’s Generator and Auxiliary Tanks until Tenant has obtained and submitted to Landlord (a) copies of Tenant’s plans and specifications for Tenant’s Generator and Auxiliary Tanks; and (b) all required governmental permits, licenses and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all Building Rules and Regulations (and Construction Rules and Regulations) promulgated by Landlord in the installation, operation and maintenance of Tenant’s Generator and Auxiliary Tanks.

38.3              Tenant shall adequately sound-proof Tenant’s Generator to comply with all Legal Requirements and Landlord’s specified maximum decibel levels for equipment operations.

38.4              Notwithstanding anything to the contrary contained herein, in the event that Landlord determines that the periodic testing of Tenant’s Generator interferes with the operation of the Building or the operations of any of the occupants of the Building, then Tenant shall, upon written notice from Landlord, cause all further testing of Tenant’s Generator to occur after normal Business Hours. Other than for periodic testing as aforesaid, in no event shall Tenant be entitled to operate Tenant’s Generator except in cases of a power outage to the Premises or any portion thereof.

38.5              Landlord shall have no obligation to prepare the Ancillary Space for Tenant’s use. Nor does Landlord makes any warranties or representations to Tenant as to the suitability of the Ancillary Space for the installation and operation of Tenant’s Generator and Auxiliary Tanks.

38.6              Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Ancillary Space or to Tenant’s Generator and Auxiliary Tanks.

38.7              Tenant shall be responsible for the cost of maintaining and repairing Tenant’s Generator and Auxiliary Tanks, and the cost of repairing any damage to the Building (or necessary improvements to the Building) caused by or as a result of the installation and operation of Tenant’s Generator and Auxiliary Tanks.

38.8              If the installation and operation of Tenant’s Generator and Auxiliary Tanks damages the roof, or invalidates or negatively impacts the roof warranty, Tenant shall be fully responsible for the cost of any subsequent repairs to the roof (to the extent that such roof warranty is invalidated or negatively impacted) related to such installation and operation. Notwithstanding the foregoing, provided Tenant uses a licensed contractor approved by the provider of Landlord’s roof warranty (which is currently Carlisle SynTec Incorporated) to install, maintain and repair Tenant’s Generator and Auxiliary Tanks, Tenant shall not be responsible for the cost of any subsequent repairs to the roof (to the extent that such roof warranty is invalidated or negatively impacted) related to such installation, maintenance and repair.

38.9              Tenant shall use commercially reasonable efforts to ensure that the installation and operation of Tenant’s Generator and Auxiliary Tanks do not adversely affect the insurance coverage for the Building. If for any reason the installation or operation of Tenant’s Generator and Auxiliary Tanks does result in an increase in the amount of the premiums for such insurance coverage, then Tenant shall be liable for the full amount of any such increase resulting from the installation and operation of Tenant’s Generator and Auxiliary Tanks.

38.10        Tenant shall, at all times during the Lease Term and for such further time as Tenant shall occupy the Ancillary Space or any part thereof, covenant and agree to exonerate, indemnify, defend, protect and save Landlord and Landlord Parties harmless from and against any and all claims, demands, expenses, losses, suits and damages as may be occasioned arising out of the installation and operation of Tenant’s Generator and Auxiliary Tanks, except if caused by the negligence or willful misconduct of Landlord, its agents, servants or employees.

38.11        Except in response to an emergency where no prior notice is practicable (Landlord and Tenant shall cooperate to develop procedures and policies for emergency access), neither Tenant nor Tenant’s Contractor shall have the right to access the roof of the Building (including the Ancillary Space if so located) unless (a) Tenant or Tenant’s Contractor shall have given Landlord at least two (2) full Business Days notice of the need therefor; (b) Tenant or Tenant’s Contractor is accompanied by an authorized representative of Landlord during such roof access; and (c) such roof access occurs during normal Business Hours (or if outside normal Business Hours, Tenant shall reimburse Landlord for the reasonable expense of providing off-hours personnel to accompany Tenant or Tenant’s Contractor.

38.12        Landlord may require that Tenant’s Generator and Auxiliary Tanks be screened from public view. Landlord may, at its election, relocate Tenant’s Generator and Auxiliary Tanks; provided, however, that Landlord shall be responsible for the cost of such relocation and shall cooperate with Tenant to schedule the process of relocation to avoid interruption in Tenant’s back-up power supply.

38.13        At Landlord’s election, Tenant shall remove Tenant’s Generator and Auxiliary Tanks at the expiration or earlier termination of this Lease and Tenant or Tenant’s Contractor shall be responsible for the cost of repairing any damage to the Ancillary Space, the roof of the Building (if the Ancillary Space is so located), and any other portions of the Building caused by the installation, operation, maintenance or removal of Tenant’s Generator and Auxiliary Tanks.

38.14        Tenant may not assign, mortgage, pledge, encumber or otherwise transfer its interest or rights under Section 38 (other than in connection with an assignment of this Lease or a subletting of the Premises in its entirety), and any such purported transfer or attempt to transfer shall be null and void and without effect, shall terminate Tenant’s rights under Section 38, and shall constitute a default under this Lease.

39.                  BUILDING RULES AND REGULATIONS. Attached hereto as Exhibit “F” are the Building Rules and Regulations currently in effect which have been specifically and expressly adopted by Landlord and Tenant as of the Lease Date. Landlord shall have the right from time to time to make commercially reasonable adjustments to the Building Rules and Regulations; provided, however, Landlord shall at all times use commercially reasonable efforts to enforce the Building Rules and Regulations uniformly against all tenants of the Building.

40.                  LANDLORD REPRESENTATION. Notwithstanding anything contained in this Lease to the contrary, Landlord represents, to the best of its knowledge, that as of the Lease Commencement Date, (a) the Property is in compliance with all Legal Requirements and Environmental Laws, and (b) there has been no violation of Legal Requirements or Environmental Laws of which Landlord has notice that has not been cured. Tenant’s sole remedy for the inaccuracy of such representation shall be to notify Landlord of any such violation within thirty (30) days after the Lease Commencement Date, and Landlord shall remedy the condition at its sole cost and expense.

41.                  EXHIBITS AND ADDENDA. Additional terms to this Lease, if any, are set forth in the attached Exhibits and Addenda, which are incorporated herein by reference as follows:

A.                     Legal Description

B.                       Premises

C.                       Fixed Rent

D.                      Provisions Regarding Additional Rent

E.                        Form of Commencement Date Certificate

F.                        Building Rules and Regulations

G.                       Form of Tenant Estoppel Certificate

H.                      Form of Subordination, Non-Disturbance and Attornment Agreement

I.                           Draft Letter of Credit

J.                          Base Building Specifications

K.                      Tenant Design Manual

L.                        Tenant Plans

M.                   Permitted Hazardous Materials and Protocol

N.                      INTENTIONALLY DELETED

O.                      Tenant’s Corporate Logo

P.                        Ancillary Space

Q.                      Tenant’s Proposed Plans

[END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed on the day and year first above written.

LANDLORD:

INTERCONTINENTAL FUND III 830 WINTER STREET, LLC,
a Massachusetts limited liability company

BY:
INTERCONTINENTAL REAL ESTATE
INVESTMENT FUND III LLC,
a Massachusetts limited liability company, its Manager

BY:
INTERCONTINENTAL REAL ESTATE CORPORATION,
a Massachusetts corporation, its Manager

By:	/s/ Peter Palandjian
Name:	Peter Palandjian
Title:	President and Treasurer

TENANT:

IMMUNOGEN, INC.,
a Massachusetts corporation

By:	/s/ Daniel Junius
Name:	Daniel Junius
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT “C”

FIXED RENT

Tenant shall pay Fixed Rent for the Lease Term as follows:

FIXED RENT FOR “PREMISES”

	620	RSF (Basement pH Room)
+	687	RSF (Basement Waste Room)
+	34,986	RSF (First Floor)
+	38,511	RSF (Second Floor)
+	14,126	RSF	(Third Floor)
=	88,930	RSF TOTAL

Period	Annual Fixed Rent	Monthly Fixed Rent	Per RSF
Lease Commencement Date – day before Rent Commencement Date	N/A	$0.00	$0.00
Year 1	$3,423,805.00	$285,317.08	$38.50
Year 2	$3,423,805.00	$285,317.08	$38.50
Year 3	$3,423,805.00	$285,317.08	$38.50
Year 4	$3,690,595.00	$307,549.58	$41.50
Year 5	$3,690,595.00	$307,549.58	$41.50
Year 6	$3,690,595.00	$307,549.58	$41.50
Year 7	$3,957,385.00	$329,782.08	$44.50
Year 8	$3,957,385.00	$329,782.08	$44.50
Year 9	$3,957,385.00	$329,782.08	$44.50
Year 10	$4,224,175.00	$352,014.58	$47.50
Year 11	$4,224,175.00	$352,014.58	$47.50
Year 12	$4,224,175.00	$352,014.58	$47.50

Rent checks should be made payable to Intercontinental Fund III 830 Winter Street, LLC and delivered to:

Intercontinental Fund III 830 Winter Street, LLC
P.O. Box 847902
Boston, MA 02284-7902

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EXHIBIT “D”

PROVISIONS REGARDING ADDITIONAL RENT

A.        Exclusions from Operating Expenses.

(1)                  any costs of managing the property other than a management fee, and any management fees in excess of five percent (5%) of the gross rental income of the Property;

(2)       wages, salaries, taxes, workers compensation insurance premiums or fringe benefits paid to employees of Landlord or affiliates of Landlord above the grade of asset manager or, where such employees at the grade of asset manager or below devote time to properties other than the Property, the portion not allocable to the Property;

(3)       costs of repairs to the extent actually reimbursed by insurance, or resulting from eminent domain takings to the extent covered by the award;

(4)       any costs which have been previously included in Taxes or Operating Expenses (whether under the same or a different category);

(5)       financing and refinancing costs in respect of any financing of the Property, including debt service, amortization, points and commissions in connection therewith;

(6)       rent or other charges payable under any ground or underlying lease;

(7)       costs of repositioning, selling or syndicating Landlord’s interest in the Property;

(8)       advertising and promotional expenditures, contributions or gifts;

(9)       brokerage fees or commissions;

(10)     legal fees incurred in connection with Landlord’s preparation, negotiation and enforcement of leases with other tenants; and any other professional fees for matters not relating to the normal administration and operation of the Property, or relating to matters which are excluded from Operating Expenses for the Property;

(11)     interest or penalties for any delinquent payments by Landlord unless and to the extent resulting from Tenant’s failure to pay, when and as due, Tenant’s Proportionate Share of the Taxes and Operating Expenses (in which case Tenant shall be responsible for 100% of such interest or penalties);

(12)     the cost of making leasehold improvements and decorations to any leasable space to prepare the same for occupancy by a tenant thereof, or thereafter for the benefit of a particular tenant or tenants;

(13)     services performed for or provided to any tenant to the extent such services are exclusive to such tenant;

(14)     any expenditures on account of Landlord’s acquisition of air or similar development rights;

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(15)     the cost of capital improvements that do not constitute Ordinary Capital Improvements unless Tenant shall request or approve any such improvement;

(16)     Landlord’s depreciation of the Building or other improvements or amortization of personal property or equipment;

(17)     Interest, principal, points, fees, amortization and other costs associated with any debt and rent payable under any lease to which this Lease is subject, and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto;

(18)     Rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental of office space occupied by management personnel of comparable “biotech” and/or “life science” commercial properties located in the greater Boston/Cambridge/Waltham area where the Building is located; and

(19)     Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from costs of the operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building, and costs incurred in connection with any disputes between Landlord and other tenants of the Building which arise from a lease default or breach by such tenants.

(20)     Costs associated with complying with any Legal Requirement or Environmental Law in effect prior to the Lease Commencement Date.

B.        Overtime HVAC. Tenant’s clean room areas shall be served by a dedicated HVAC system controlled by Tenant and with energy provided under Tenant’s metered electricity. The HVAC system for the balance of the Premises shall be tied into the Building HVAC system and shall be available for use by Tenant on a 24/7/365 basis with all expenses for HVAC service and energy use included in Operating Expenses, and with no separate charge to Tenant for use outside regular Business Hours.

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